EXHIBIT 10.QQ

EXECUTION VERSION

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

(MBC Realty, LLC)

MERCANTILE BANKSHARES CORPORATION, Seller

and

HARBOR GROUP INTERNATIONAL, L.L.C., Buyer

Property:

Two Hopkins Plaza

Baltimore, Maryland

TABLE OF CONTENTS

1.	DEFINITIONS

	1.1	Definitions
	1.2	Terms Generally

2.	membership interests; PROPERTY

3.	PURCHASE PRICE

	3.1	Purchase Price
	3.2	Failure to Pay Deposit

4.	DUE DILIGENCE

	4.1	Seller Deliverables
	4.2	Independent Investigation
	4.3	Termination During Due Diligence Period
	4.4	Buyer’s Knowledge
	4.5	AS-IS SALE
	4.6	Service Contracts to be Assumed
	4.7	No Obligation to Repair or to Comply
	4.8	Buyer’s Entry and Indemnity; Limits on Government Contact
	4.9	Release

5.	BUYER’S CONDITIONS PRECEDENT

	5.1	Conditions to Buyer’s Obligation to Purchase
		5.1.1	Seller’s Representations and Warranties
		5.1.2	Seller’s Performance
		5.1.3	Condition of Title
		5.1.4	Estoppel Certificates
		5.1.5	Income and Expenses
		5.1.6	Mercantile Lease
		5.1.7	Disposition of Other Properties
	5.2	Failure of Conditions

6.	SELLER’S CONDITIONS PRECEDENT

	6.1	Conditions to Seller’s Obligations to Sell
		6.1.1	Purchase Price
		6.1.2	Buyer’s Representations and Warranties
		6.1.3	Buyer’s Performance

7.	REPRESENTATIONS AND WARRANTIES

	7.1	Representations and Warranties of Seller
	7.2	Representations and Warranties of Buyer

8.	TITLE and survey

	8.1	Title
	8.2	Survey

i

9.	PRE-CLOSING OPERATIONS

	9.1	Interim Operation of the Property
	9.2	Lease Enforcement
	9.3	Lease Termination Prior to Closing
	9.4	Risk of Loss and Insurance Proceeds
	9.5	Notifications

10.	CLOSING

	10.1	Escrow Instructions
	10.2	Closing Date
	10.3	Location
	10.4	Closing Documents
	10.5	Additional Seller Deliveries
	10.6	Buyer Closing Deliveries
	10.7	Closing Instructions

11.	PRORATIONS; EXPENSES

	11.1	Rents
	11.2	Receivables and Collections
	11.3	Collection Efforts
	11.4	Security Deposits
	11.5	Adjustments to Prorations
	11.6	INTENTIONALLY OMITTED
	11.7	Post Closing Adjustments
	11.8	Proration Calculations
	11.9	Closing Expenses
	11.10	Survival
	11.11	Payment by Buyer

12.	DEFAULT

	12.1	Seller’s Default
	12.2	Buyer’s Default

13.	BROKERS

14.	INDEMNIFICATION

	14.1	General Indemnification by Seller
	14.2	Indemnification by Buyer
	14.3	Third Person Claims

15.	MISCELLANEOUS

	15.1	Notices
	15.2	Recording
	15.3	Joint Undertaking
	15.4	Whole Agreement; Amendments
	15.5	Attorneys’ Fees
	15.6	Assignment

15.7	Counterparts
15.8	Holidays
15.9	Governing Law
15.10	Waiver of Trial by Jury
15.11	No Third Party Beneficiary
15.12	Severability
15.13	Drafts not an Offer to Enter into a Legally Binding Contract
15.14	Consents
15.15	Confidential Information
15.16	Date of this Agreement; Effective Date
15.17	Captions
15.18	Transaction as Sale and Purchase of Assets
15.19	Venable Lease; Reznick Lease

EXHIBITS AND RIDERS

A	LEGAL DESCRIPTION OF THE LAND
B	ASSIGNMENT
C	FIRPTA AFFIDAVIT
D	INTENTIONALLY OMITTED
E	INITIAL RENT ROLL AND LIST OF SECURITY DEPOSITS
F	SCHEDULE OF LITIGATION
G	CONTRACTS
H	PERSONAL PROPERTY
J	TERM SHEET FOR MERCANTILE LEASE

RIDERS

1	DEPOSIT ESCROW AGREEMENT

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This Membership Interests Purchase Agreement (“Agreement”) is entered into as of October    , 2004, by and between MERCANTILE BANKSHARES CORPORATION, a Delaware corporation (“Seller”), and HARBOR GROUP INTERNATIONAL, L.L.C., a Virginia limited liability company, or its designee (“Buyer”).  In consideration of the mutual agreements herein set forth, the parties hereto, intending to be legally bound, agree as follows:

DEFINITIONS

Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliates” shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (iii) any officer, director or partner of such Person, or (iv) if such Person is an officer, director or partner, any other company for which such Person acts in any such capacity.

“Agreement” shall mean this Membership Interests Purchase Agreement, as amended or supplemented from time to time by documents executed by both Seller and Buyer.

“ALTA” shall mean The American Land Title Association.

 “Books and Records” is defined in Section 2(g).

“Business Day” shall mean any day other than a Saturday, a Sunday, or a holiday recognized by banks in the states of Maryland or New York or by the Federal government.

“Buyer” shall mean the Person identified as Buyer in the first paragraph of this Agreement and such Person’s Permitted Assignees.

 “Buyer Party” or “Buyer Parties” shall mean Buyer, any Permitted Assignee of Buyer, and any partner or member in, or, as applicable, any shareholder or director of Buyer, or any Permitted Assignee of Buyer, as well as the officers, employees, attorneys, and agents of Buyer or any Permitted Assignee of Buyer.

“Buyer’s actual knowledge” and similar phrases are defined in Section 4.4.

“Buyer’s Conditions Precedent” is defined in Section 5.1.

“Claim” or “Claims” shall mean any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, attorneys’ and experts’ fees and costs of investigation.

“Closing” is defined in Section 10.1.

“Closing Date” shall mean the date on which Closing actually occurs.

“Closing Documents” shall mean all the documents, other than this Agreement, to be executed and delivered by the parties in order to complete Closing, as specified herein.

“Closing Instructions” is defined in Section 10.4(f).

“Closing Month” shall mean the calendar month in which Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of any succeeding law.

“Contracts” is defined in Section 2(d).

“Cross Keys Lease” is defined in Section 7.1(A)(iv).

 “Deposit” is defined in Section 3.1(B).

“Deposit Date” shall mean the two Business Days after the Effective Date.

“Deposit Escrow Agreement” shall mean that certain Deposit Escrow Agreement among Seller, Buyer and the Title Insurance Company, a counterpart of which is attached hereto as Rider 1.

“Due Diligence Materials” shall mean, collectively, the Seller Deliverables and all studies, reports and information obtained by the Buyer from any source prior to the end of the Due Diligence Period.

“Due Diligence Period” shall mean the period commencing on the Effective Date and ending at 11:59 P.M. (prevailing Eastern Time) on the date which is 30 days after the Effective Date (such date being herein referred to as the “Due Diligence Period Expiration Date”), during which period Buyer may, inter alia, conduct the due diligence activities contemplated by Section 4.

“Effective Date” shall mean the date appearing in the first paragraph of this Agreement, subject to Section 15.16.

“Existing Leases” shall mean all leases, license agreements and occupancy agreements pertaining to the Property on the Effective Date, including without limitation those identified in the Initial Rent Roll, together with all associated guaranties and sureties, as the same may be amended or modified from time to time in accordance with the terms of this Agreement.

“Federalsburg Call Center” is defined in Section 7.1(A)(iv).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

“Hazardous Materials” shall mean materials, wastes or substances that are (a) included within the definition of any one or more of the terms “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants” and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) and the regulations promulgated pursuant to such laws, (b) regulated, or classified as hazardous or toxic, under other federal, state or local environmental laws or regulations, (c) petroleum, (d) asbestos or asbestos-containing materials, (e) polychlorinated biphenyls, (f) flammable explosives or (g) radioactive materials.

“Improvements” is defined in Section 2(a).

“Land” is defined in Section 2(a).

“Leases” shall mean all Existing Leases and New Leases, collectively.

“Licenses and Permits” is defined in Section 2(h).

“Linthicum Operations Center” is defined in Section 7.1(A)(iv).

“List of Security Deposits” is defined in Section 4.1(a).

“MBCR” is defined in Section 2.

“MBCR Financial Statements” is defined in Section 7.1(A)(xxvii).

“Membership Interests” is defined in Section 2.

“Mercantile Lease” is defined in Section 5.1.6.

“New Leases” is defined in Section 9.1(A).

“Non-Permitted Exceptions” is defined in Section 8.1.

“Order” shall mean an order or decree of any Governmental Authority.

“Other Properties” is defined in Section 7.1(A)(iv).

“Parties” shall mean Seller and Buyer.

“Permitted Assignee” is defined in Section 15.6.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Personal Property” is defined in Section 2(b).

“Plans” is defined in Section 2(f).

“Prime Rate” shall mean the prime rate of interest published in the Wall Street Journal from time to time.

“Privileged Material” shall mean (a) all communications between any Seller Party and any attorney for such Seller Party or any other Seller Party, (b) evaluations, analyses and communications among Seller Parties regarding the Property, Buyer, the transaction evidenced by this Agreement, or Seller’s marketing of the Property, which evaluations, analyses and communications are intended by any Seller Party to be confidential.

“Property” is defined in Section 2.

“Purchase Price” is defined in Section 3.1(A).

“Real Estate Taxes” is defined in Section 4.1(c).

“Real Property” is defined in Section 2(a).

“Rent Roll” is defined in Section 4.1(a).

“Rents” is described in Section 11.1.

“Reznick” is defined in Section 9.3.

“Reznick Lease” is defined in Section 9.3.

“Scheduled Closing Date” is defined in Section 10.2.

“Seller” shall mean the Person identified as Seller in the first paragraph of this Agreement and such Person’s successors and assigns.

“Seller Caused Non-Permitted Exceptions” is defined in Section 8.1.

“Seller Deliverables” is described in Section 4.1.

“Seller Parties” shall mean Seller and any partner or member in, or, as applicable, any shareholder or director of Seller, as well as the officers, employees, attorneys, and agents of Seller.

“Seller’s Broker” is defined in Section 13.1.

“Seller’s Conditions Precedent” is described in Section 6.1.

“Seller Default” is defined in Section 12.1.

“Seller’s Knowledge”, “MBCR’s Knowledge”, and similar phrases shall mean the actual knowledge, on any relevant date, of W. Joseph Smith, Edie Councilman or Ronald D. Mettam (W. Joseph Smith and Edie Councilman having principal operational authority for MBCR), without investigation or inquiry.

“Seller’s Undertakings” is defined in Section 4.5.

“Survey” is defined in Article 8.

“Tenant” shall mean the tenant, occupier or licensee under any Lease.

“Title Policy” is defined in Article 8.

“Title Insurance Company” shall mean LandAmerica Title Insurance Company

“Venable” is defined in Section 15.19.

“Venable Lease” is defined in Section 15.19.

“Warranties” is defined in Section 2(e).

Terms Generally.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision, (b) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”.  Whenever the context may require, any defined term or pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of defined terms, pronouns or nouns shall include the plural and vice versa. The captions of the Sections of this Agreement are for convenience only and have no meaning with respect to this Agreement or the rights or obligations of the parties.  References herein to “Exhibit”, “Schedule”, “Rider”, “Article”, “Section” or “subsection” shall be deemed references to an Exhibit, Schedule, Rider, Article, Section or subsection attached to, or, as applicable, contained in, this Agreement.

membership interests; PROPERTY

Seller owns one hundred percent (100%) of the membership interests (the “Membership Interests”) in MBC Realty, LLC, a Maryland limited liability company (“MBCR”), which owns all of the Property (as hereinafter defined).  Seller hereby agrees to sell and cause to be conveyed to Buyer, and Buyer hereby agrees to purchase from Seller, all of Seller’s rights, title and interest in and to the Membership Interests and all of the benefits accruing to the owner thereof, including, but not limited to, MBCR’s interest in the following described property (herein collectively called the “Property”):

the parcel or parcels of land described in Exhibit “A” (“Land”), together with any and all rights, privileges and easements appurtenant thereto owned by MBCR, including, without limitation, any and all rights of MBCR in and to all air and development rights, roads, alleys, easements, streets and ways adjacent to the Land, all appurtenant rights of ingress and egress thereto or therefrom, any strips and gores within or bounding the Land and any profits, rights or appurtenances pertaining to the Land, together with all buildings, improvements and fixtures (other than fixtures owned or removable by any Tenant or other Person pursuant to a Lease or Contract) located thereon (collectively, “Improvements”; the Land, together with the Improvements, the “Real Property”);

all equipment, furnishings, inventory and other tangible personal property owned by MBCR and not owned or removable by any Tenant or other Person pursuant to a Lease or Contract, if any, placed or located on the Real Property now or prior to Closing and used in the operation of the Real Property (the “Personal Property”);

all the interest of the landlord in all Leases, any and all claims or rights to claim against a Tenant under any Lease and all security deposits paid or deposited by Tenants in respect of the Leases;

all of MBCR’s rights in and to all service, maintenance and operating contracts, equipment leases and similar agreements relating to the operation, maintenance and repair of the Property, including service and maintenance agreements, utility agreements and other contractual arrangements, all to the extent assumed by Buyer in accordance with Section 4.6 of this Agreement (collectively, “Contracts”);

all of MBCR’s rights, title and interest in and to any warranties, guaranties,  entitlements to use, and all other property rights and interests relating to the Property made by or received from any Person with respect to any building component, machinery, equipment, furnishings, fixture or material comprising a part of any Improvement or with respect to any Personal Property or Contract (collectively, “Warranties”);

to the extent in the possession of MBCR or Seller, and to the extent assignable, all as-built building plans and specifications relating to the Real Property (collectively, “Plans”);

all current on-site books and records exclusively pertaining to the current operation of the Property, to the extent in MBCR’s or Seller’s possession, excluding Privileged Material (collectively, “Books and Records”);

all licenses, permits, building inspection approvals, certificates of occupancy, approvals, subdivision maps and entitlements, if any, issued, approved or granted by Governmental Authorities in connection with the Real Property (collectively, “Licenses and Permits”); and

all rights to any award made or to be made or settlement in lieu thereof for damage to the Land or Improvements by reason of condemnation, eminent domain, exercise of police power or change of grade of any street.

PURCHASE PRICE

Purchase Price.

(A)                              The purchase price for the Membership Interests is Fifty-One Million Two Hundred Fifty Thousand Dollars ($51,250,000) (“Purchase Price”).

(B)                                The Purchase Price shall be paid by Buyer as follows:

On the Deposit Date, Buyer shall deposit by delivery of a bank draft or wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in the Deposit Escrow Agreement, in escrow with the Title Insurance Company, a cash payment of Five Hundred Thousand Dollars ($500,000) (such cash payment, together with all interest earned on such funds, the “Deposit”).  The Deposit shall be held in escrow, in an interest-bearing account with a federally insured bank (which may be an Affiliate of Seller), and disbursed by the Title Insurance Company pursuant to the provisions of this Agreement and the Deposit Escrow Agreement.  At Closing, the Deposit (including all accrued interest) shall be paid to Seller as a credit against the Purchase Price.

The balance of the Purchase Price over and above the Deposit, plus or minus any apportionments, prorations, credits and costs in accordance with Section 11 hereof, shall be paid by Buyer at Closing, by wire transfer of immediately available funds to the Title Insurance Company, pursuant to the wire transfer instructions set forth in the Deposit Escrow Agreement, or any replacement instructions, for payment to Seller or on its behalf at Closing.

Failure to Pay Deposit.  In the event that Buyer fails to fund the Deposit on the Deposit Date (with time being of the essence) for any reason whatsoever, this Agreement shall immediately and automatically terminate.  Upon any termination of this Agreement pursuant to this Section 3.2, no party shall have any further rights, duties or obligations under this Agreement, except as otherwise expressly set forth herein.

DUE DILIGENCE

Seller Deliverables.  Seller hereby represents and warrants to Buyer that, to Seller’s Knowledge, the copies previously or hereafter delivered to Buyer (collectively, the “Seller

Deliverables”) of the following items (which, to the extent not previously delivered by Seller, shall be delivered by Seller to Buyer promptly following the Effective Date or as otherwise expressly required herein), are or will be true, correct and complete copies of all such items as maintained or possessed by Seller and/or MBCR at the time of delivery in all material respects:

a rent roll for the Property for the current year and for past two calendar years, in the form currently maintained by MBCR (“Rent Roll”) and an accounting of all refundable security deposits made by Tenants under the Leases (the “List of Security Deposits”);

annual operating, income and expense statements for the Property for calendar years 2002 and 2003, and for the first nine months of 2004, as well as operating, income and expense statements on a monthly basis for the trailing 12 month period ended September 30, 2004, together with such other financial information as is specified in Section 7.1(A)(xxvii) hereof;

the bills issued for the most recent year and the preceding two (2) years for the Property for all real estate taxes and assessments (collectively, “Real Estate Taxes”) relating to the Property;

the Leases and the Contracts;

the Warranties;

the Plans;

the Books and Records and expense recovery worksheets and billings for the past two calendar years and first nine months of 2004;

the Licenses and Permits;

all environmental reports and studies in the possession of MBCR, Seller or its agents relating to the determination as to whether any Hazardous Materials exist at the Property and as to any work performed or proposed in connection with any Hazardous Materials at any time located at the Property, if any, and any engineering reports with respect to the Property to the extent in the possession of Seller or MBCR;

all organizational documents related to the formation and operation of MCBR;

all information in the possession of Seller or MBCR related to the transfer of title of the Property to MBCR;

all information and documentation in the possession of Seller or MBCR related to MBCR’s tenancy under any lease or agreement, including the Cross Keys Lease;

call reports for each of the years ended December 31, 2001, December 31, 2002 and December 31, 2003 for Mercantile-Safe Deposit and Trust Company as Tenant;

a complete and accurate list of all Seller Pension Plans, as such term is defined in Section 7.1(A)(xxx) and including true, correct and complete copies of the most recent Forms 5500 and any attached financial statements and any related actuarial report; and

all information related to the sale or assignment of the Other Properties, including copies of the agreements for the purchase and sale thereof and any environmental reports to the extent in the possession of Seller or MBCR.

Seller shall make the originals of all Leases available to Buyer at the Property for Buyer’s inspection at all times from and after the Effective Date through the Closing Date.

Independent Investigation.  Notwithstanding any information which Seller may have provided to Buyer, Buyer may, during the Due Diligence Period, inspect and investigate each and every aspect of the Property, either independently or through agents, representatives or experts of Buyer’s choosing, as Buyer considers necessary or appropriate.  Without limiting the generality of the foregoing but subject to the other provisions of this Article 4, Buyer shall have the right to have performed (i) a physical, mechanical and environmental inspection of the Property, including but not limited to soil borings, samplings and other tests and engineering inspections, as Buyer deems necessary to determine the physical condition of the Property, including but not limited to whether any Hazardous Materials exist at the Property, and, if so, to determine the appropriate manner and cost of removal or other corrective measures with respect to the same, and (ii) an inspection of all books and records and financial information pertaining thereto.  During the Due Diligence Period, Seller shall cooperate with Buyer in its inspection of the Property, including but not limited to, furnishing to Buyer such information, materials and documents as Buyer may reasonably request and making W. Joseph Smith and other representatives and agents of Seller and MBCR available to Buyer at reasonable times and upon reasonable notice; Seller shall not, however, have any obligation to incur any cost not otherwise contemplated by this Agreement.

Termination During Due Diligence Period.

(A)                              At any time prior to the Due Diligence Period Expiration Date, Buyer shall have the right, in its sole and absolute discretion, and for any or no reason whatsoever, to terminate this Agreement by written notice to Seller given by Buyer on or prior to the Due Diligence Period Expiration Date, and, upon such election, the Deposit shall be immediately refunded to Buyer, other than Fifty Thousand Dollars ($50,000) which shall be paid to Seller as consideration for the aforementioned Due Diligence Period; provided, however, that the entire Deposit of Five Hundred Thousand Dollars ($500,000) shall be immediately refunded to Buyer upon Buyer’s election to terminate this Agreement by written notice to Seller given by Buyer on or prior to the Due Diligence Period Expiration Date on the grounds that: (i) the results of the environmental inspection are unacceptable to Buyer; (ii) the condition of title, including survey issues, is unacceptable to Buyer; (iii) the liabilities related to the Other Properties are in any respect unacceptable to Buyer; or (iv) Buyer and Seller are unable to agree on the terms of the Mercantile Lease.  In addition, the entire Deposit of $500,000 shall be immediately refunded to Buyer, whether before or after the Due Diligence Period Expiration Date, in the event that Buyer is entitled to terminate this Agreement following the Due Diligence Period pursuant to the terms of this Agreement.  Upon Buyer’s election to terminate this Agreement as set forth in the preceding sentence, the parties hereto shall have no further liabilities one to the other (other than those that are expressly stated to survive the termination of this Agreement).

(B)                                Buyer agrees that it will exercise good faith efforts to advise Seller immediately if Buyer decides at any time prior to the Due Diligence Period Expiration Date not to proceed with the purchase contemplated hereunder.

Buyer’s Knowledge.

Seller shall have no liability whatsoever to Buyer with respect to any matter related to the Property disclosed by Seller in the Due Diligence Materials or of which Buyer or its agent or counsel obtains actual knowledge, by any means, prior to the Due Diligence Period Expiration Date.  For purposes of this Section 4.4, Buyer’s actual knowledge shall mean the actual, conscious knowledge of T. Richard Litton, Jr., Jordan E. Slone or Michael H. Heinricher.

AS-IS SALE.

BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (a) EXCEPT FOR (I) THE REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY SELLER IN THIS AGREEMENT, AS QUALIFIED BY SECTION 4.4, AND SUBJECT TO THE SURVIVAL PROVISIONS OF THIS AGREEMENT, AND (II) THE REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY SELLER IN THE CLOSING DOCUMENTS (ALL THE FOREGOING BEING REFERRED TO, COLLECTIVELY, AS “SELLER’S UNDERTAKINGS”), SELLER SHALL SELL AND BUYER SHALL PURCHASE THE MEMBERSHIP INTERESTS AND THEREBY THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS AND LATENT PATENT DEFECTS” AND WITH ALL VIOLATIONS OF LAWS AND ORDINANCES, AND (b) EXCEPT FOR SELLER’S UNDERTAKINGS, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER, OR ANY SELLER PARTY AS TO ANY MATTER, CONCERNING THE PROPERTY, OR (EXCEPT TO THE EXTENT PROVIDED OTHERWISE IN SELLER’S UNDERTAKINGS) SET FORTH, CONTAINED OR ADDRESSED IN THE DUE DILIGENCE MATERIALS (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION ANY WARRANTIES AS TO: (i) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF THE PROPERTY OR ANY ASPECT OR PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY AND GROUNDWATER, (ii) THE DIMENSIONS OR LOT SIZE OF THE PROPERTY OR THE SQUARE FOOTAGE OF THE IMPROVEMENTS THEREON OR OF ANY TENANT SPACE THEREIN, (iii) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, THE PROPERTY, OR THE PROPERTY’S USE, HABITABILITY,

MERCHANTABILITY, OR FITNESS, OR THE SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT), THE ABILITY OF BUYER TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR BUYER’S INTENDED USE OR DEVELOPMENT OF THE PROPERTY, THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON, IN, UNDER, ABOVE OR ABOUT THE PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, THE QUALITY OF ANY LABOR AND MATERIALS USED IN THE CONSTRUCTION OF ANY IMPROVEMENTS, THE CONDITION OF TITLE TO THE PROPERTY, THE LEASES, CONTRACTS OR ANY OTHER AGREEMENTS AFFECTING THE PROPERTY OR THE INTENTIONS OF ANY PARTY WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE OR CONTRACT WITH RESPECT TO THE PROPERTY, SELLER’S TITLE TO OR OWNERSHIP OF THE PROPERTY OR ANY PORTION THEREOF OR THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS, RELATING TO, THE OPERATION OF THE PROPERTY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUT EXCEPTING SELLER’S UNDERTAKINGS, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF ANY SELLER PARTY, NOR ANY BROKER OR REPRESENTATIVE OF SELLER, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED AT LAW OR OTHERWISE, ARISING BY VIRTUE OF ANY STATUTE, COMMON LAW OR OTHER LEGALLY BINDING RIGHT OR REMEDY IN FAVOR OF BUYER.  BUYER FURTHER ACKNOWLEDGES AND AGREES, BUT WITHOUT LIMITING SELLER’S UNDERTAKINGS, THAT SELLER IS UNDER NO DUTY TO MAKE ANY INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO ANY SELLER PARTY OR ANY BROKER OF SELLER.  THIS SECTION SHALL SURVIVE THE CLOSING, OR, IF THE CLOSING DOES NOT OCCUR, SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT INDEFINITELY.

Service Contracts to be Assumed.  Not later than the Due Diligence Period Expiration Date, Buyer will notify Seller in writing of those Contracts which Buyer at its discretion has elected to have terminated.  Seller shall terminate the Contracts which Buyer has elected to have terminated, and Seller shall be responsible for all penalties, termination fees and other costs.  Seller shall indemnify Buyer with respect to all Contracts that Buyer elects to have terminated and, with respect to those Contracts Buyer elects to have terminated, for the period before the Closing.  This provision shall survive the Closing.

No Obligation to Repair or to Comply.  Except in the ordinary course of operating the Property in accordance with MBCR’s current practices, and except for Seller’s Undertakings (to the extent applicable), neither Seller nor MBCR shall be obliged to make any changes, alterations or repairs to the Property.  Except for Seller’s Undertakings (to the extent applicable), under no circumstances shall Seller or MBCR be obliged to cure any violations of law or to comply with the requirements of any insurer with respect to the Property or to make any capital improvements or repairs.

Buyer’s Entry and Indemnity; Limits on Government Contact.  (A) In connection with any entry by any Buyer Party or any of their contractors onto the Property, Buyer shall give to W. Joseph Smith at (410) 237-5451 or Seller’s Broker advance telephone notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with MBCR’s business and the business and occupancy of the Tenants and otherwise in a manner reasonably acceptable to Seller.  Without limiting the foregoing, prior to any entry to perform any on-site testing or inspection of structural, subsoil or engineering conditions of the Property, Buyer shall provide W. Joseph Smith or Seller’s Broker with the identity of the Persons who will perform such testing or inspections and the proposed scope thereof.  Seller or its representative may, at Seller’s option, be present to observe any testing or other inspection performed on the Property.

(B)                                Buyer shall maintain or cause to be maintained at all times during the effectiveness of this Agreement, and for six months thereafter if such policy is a “claims made” policy, insurance insuring Buyer and Seller for acts or omissions by Buyer, its employees, agents or contractors occurring by virtue of any entry onto the Property by any Buyer Party, with limits of not less than $1,000,000.  If Closing does not occur, Buyer shall repair any damage to the Property caused by any entry onto the Property by any Buyer Party  or any of their contractors and the performance of any tests by any Buyer Party or any of their contractors.  Buyer shall indemnify and hold the Seller Parties harmless from and against any Claims arising out of or relating to any entry on the Property by any Buyer Party or any of their contractors; provided, however, the indemnity which is the subject of this sentence shall not cover liability arising from any Hazardous Materials situated on or about the Property unless such Hazardous Materials are introduced onto the Property by Buyer, nor shall such indemnification cover any Claims arising from the negligence of Seller, its agents, employees, contractors or representatives.  The foregoing indemnity shall survive the Closing, or, if the Closing does not occur, survive the termination of this Agreement.

(C)                                Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor any other Buyer Party nor any of their contractors shall discuss with any Governmental Authority or any Tenant regarding any Hazardous Materials on or the environmental condition of the Property, except upon the prior written consent of Seller or as otherwise required by applicable law; provided, however, that Buyer or any Buyer Party may make customary and standard inquiry to any Governmental Authority as to the presence or history of Hazardous Materials or environmental conditions at the Property.  Buyer shall give prior written notice to Seller before producing any records, reports or other data requested by any Governmental Authorities.  Seller shall have the right to have a representative present when Buyer has, or causes to be had, any such contact with any Governmental Authority.

Release.

(A)                              Excepting Seller’s Undertakings, Buyer, for itself, all Buyer Parties and their successors and assigns, waives its right to recover from, and forever releases and discharges, and covenants not to sue, all Seller Parties and all Seller’s Affiliates with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property, the Membership Interests or this Agreement, including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, but excepting Seller’s Undertakings, any Claim or matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Property.

(B)                                This Section 4.9 shall survive Closing, and any termination of this Agreement, indefinitely.

BUYER’S CONDITIONS PRECEDENT

Conditions to Buyer’s Obligation to Purchase.  Buyer’s obligation to complete Closing is conditioned upon the satisfaction (or Buyer’s written waiver at its sole discretion) on or prior to the Closing Date of all of the following conditions (collectively, “Buyer’s Conditions Precedent”):

Seller’s Representations and Warranties.  The representations and warranties of Seller herein contained, with such updates and changes as are herein expressly permitted, shall be true and correct in all material respects, except that those representations and warranties separately qualified by a materiality standard shall be true and correct in all respects.

Seller’s Performance.  Seller shall have performed in all material respects all of Seller’s covenants, agreements and obligations required by this Agreement to be performed at or prior to Closing, except that those covenants, agreements and obligations separately qualified by a materiality standard shall have been performed by Seller in all respects.

Condition of Title.  At Closing, the Real Property shall not be subject to any Seller Caused Non-Permitted Exceptions.

5.1.4                     Estoppel Certificates.  Seller shall have furnished to Buyer estoppel certificates in a form to be provided by Buyer, as approved by Buyer’s lender (without material modifications as to any estoppel certificate), from (i) all Tenants leasing five thousand (5,000) or more square feet of space in the Improvements and (ii) Tenants who in the aggregate lease at least eighty-five percent (85%) of the leased area of the Premises, which certificates shall be dated not earlier than thirty (30) days prior to the Closing Date, and none of the Leases shall have been terminated or cancelled and none of the Tenants shall have ceased operating its business at the Premises, or given Seller any notice of its intention to terminate its Lease or cease operating its business at the Premises.  In addition, if required by Buyer’s lender, Seller shall have furnished to Buyer a subordination, nondisturbance and attornment agreement (“SNDA”), in a form provided by Buyer, executed by each of those Tenants under the Leases as required by Buyer’s lender.  Prior to the Due Diligence Period Expiration Date, Buyer shall notify Seller in writing whether or not Buyer’s lender requires SNDAs, and if it does, the Tenants from which it is so required.  If Buyer fails to give such notice to Seller by the Due Diligence Period Expiration Date, this condition precedent to Buyer’s obligation to close the transaction contemplated hereunder shall be deemed null and void and of no further force or effect.  Seller shall use commercially reasonable efforts to obtain and deliver to Buyer estoppel certificates from all Tenants and, if required, such SNDAs at least ten (10) days prior to the Closing.  If, on the Closing Date, Seller shall not have obtained all required estoppel certificates and SNDAs and if Buyer does not waive such requirement, then, at Seller’s option, Seller may adjourn the Closing Date by up to fifteen (15) days (the “Adjourned Closing Date”) to try to obtain all required estoppel certificates and SNDAs.  If, by the Adjourned Closing Date, Seller shall not have obtained and delivered to Buyer all required estoppel certificates and SNDAs, then Buyer shall have the right, at its option, to (i) waive such requirement and close without adjustment in the Purchase Price; or (ii) terminate this Agreement by written notice to Seller with a copy to the Title Insurance Company, with instructions to the Title Insurance Company, as escrow agent, to return the Deposit to Buyer (subject to the provisions of the Escrow Deposit Agreement), and upon return of the Deposit to Buyer, this Agreement shall terminate and neither party shall have any further liability or obligation to the other hereunder, except for Buyer’s obligations to treat Due Diligence Documents as confidential, proprietary information and return the same to Seller pursuant to Paragraph 15.15 hereof.  Prior to the Adjourned Closing Date Buyer may at any time waive such requirement and close the transaction without adjustment or reduction in the Purchase Price.

Income and Expenses.  There shall have been no material adverse change in the income or expenses related to the Premises.

Mercantile Lease.  Prior to the Due Diligence Period Expiration Date, Seller and Buyer shall negotiate in good faith and agree upon the text of a lease to be entered into by Mercantile Safe-Deposit and Trust Company, as Tenant, with MBCR (the “Mercantile Lease”) that shall be substantially in accordance with the terms set forth in the term sheet attached hereto as Exhibit “J”, and, on or prior to the Due Diligence Period Expiration Date, Seller shall cause Mercantile-Safe Deposit and Trust Company and MBCR to execute and deliver to Buyer the Mercantile Lease, which shall be effective as of the consummation of the Closing.

Disposition of Other Properties.  Prior to the Due Diligence Period Expiration Date, (i) Seller shall convey the Federalsburg Call Center and the Linthicum Operations Center from MBCR to third parties and shall provide evidence of such disposition to Buyer and (ii) the Cross Keys Lease shall have been terminated or assigned by MBCR in accordance with its terms.

Failure of Conditions.  If at the time of Closing any Buyer’s Conditions Precedent shall not have been satisfied in any material respect, then unless such lack of satisfaction has been caused by a Seller Default (in which case the provisions of Section 12.1 shall apply), Buyer shall have the right (as Buyer’s exclusive right and remedy, subject to the Sections 8.1 and 8.2 hereof) either (a) to proceed with Closing without any adjustment in the Purchase Price, in which case Buyer shall be deemed to have waived all unsatisfied Buyer’s Conditions Precedent, or (b) to terminate this Agreement by giving Seller notice on or before the Scheduled Closing Date, in which case the Deposit shall be refunded to Buyer promptly and, thereupon, neither party shall have any further rights, duties, liabilities or obligations under this Agreement, except as otherwise expressly set forth herein.

SELLER’S CONDITIONS PRECEDENT

Conditions to Seller’s Obligations to Sell.  Seller’s obligation to complete Closing is conditioned upon the satisfaction (or Seller’s written waiver) on or prior to the Closing Date of all of the following conditions (collectively, “Seller’s Conditions Precedent”):

Purchase Price. The Title Insurance Company shall have received the entire Purchase Price, plus or minus any prorations, deduction, apportionments or costs in accordance with Section 11 hereof, and Buyer shall have executed and delivered the Closing Instructions directing the Title Insurance Company to disburse the same.

Buyer’s Representations and Warranties.  The representations and warranties of Buyer herein contained shall be true and correct in all material respects.

Buyer’s Performance.  Buyer shall have performed, in all material respects, all of Buyer’s covenants, agreements and obligations required by this Agreement to be performed at or prior to Closing.

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Seller.

(A)                              In addition to the representations, warranties and covenants contained elsewhere in this Agreement, Seller hereby represents, warrants, and covenants to Buyer as follows, which representations and warranties shall survive Closing except to the extent otherwise set forth herein:

(i)                                     Seller is and will at Closing be duly organized, validly existing and in good standing under the laws of the state of its formation.  MBCR is and will at Closing be duly organized, validly existing and in good standing under the laws of its state of formation.  Seller owns of record and beneficially 100% of the membership interests in MBCR free and clear of all liens, claims and encumbrances.  Seller has delivered to Buyer true, correct and complete copies of the Articles of Organization of MBCR, the operating agreement of MBCR (the “Operating Agreement”) and the minute books and records of transfer of membership interests of MBCR.  MBCR was formed as a Maryland limited liability company on December 17, 1998 pursuant to the Articles of Organization and the Operating Agreement described in the preceding sentence.  The membership interests of MBCR are not subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable federal and state securities laws).  No third party has grounds for any claim (i) against the membership interests, or (ii) that it has any ownership interest in MBCR .  No person is entitled to any preemptive rights with respect to the purchase or sale of any membership or ownership interest in MBCR, and as of the Closing Date there will be no outstanding options, warrants or other rights, commitments or arrangements, written or oral to purchase or otherwise acquire any membership or ownership interest in MBCR or any security directly or indirectly convertible into or exchangeable or exercisable for any membership or ownership interest in MBCR.  MBCR does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity and MBCR does not own or hold any assets other than the Property.  MBCR is not a participant in any joint venture, partnership or other similar arrangement.

(ii)                                  This Agreement and all Closing Documents to which Seller is a party (a) are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, (b) do not, and at the time of Closing will not, violate any provision of any agreement to which Seller is a party or to which Seller is subject, (c) constitute (or in the case of Closing Documents will constitute) a valid and legally binding obligation of Seller, enforceable in accordance with its terms, and (d) do not, and at the time of Closing, will not require the consent of any third parties to be a valid and legally binding obligation of Seller.

(iii)                               At closing, MBCR shall not be obligated under any Contract other than those Contracts that Buyer elects not to have terminated pursuant to Section 4.6 of this Agreement.

(iv)                              Seller represents that in addition to the Property, MBCR has owned only two other properties, one being known as the Linthicum Operations Center and one being known as the Federalsburg Call Center, and has leased only one property, being a lease of approximately 839 square feet at the Village at Cross Keys, Baltimore, Maryland pursuant to a lease, dated March 19, 2004, between MBCR, as tenant, and VCK Business Trust, as landlord (the “Cross Keys Lease,” and together with the Linthicum Operations Center and the Federalsburg Call Center, the “Other Properties”).

(v)                                 MBCR has not at any time had any assets or liabilities, other than assets and liabilities directly related to the ownership and operation of the Property and the Other Properties in the ordinary course of business, and liabilities to employees involved in such business.

(vi)

(a) Neither Seller nor MBCR has within the past five years received written notice of any violation of law with respect to Hazardous Materials at the Property.  To Seller’s Knowledge and MBCR’s Knowledge, the Property does not contain any Hazardous Materials which might subject MBCR to any liability on or after the date hereof.  To Seller’s Knowledge and MBCR’s Knowledge, the Property does not violate any law with respect to Hazardous Materials in any material respect.  This Section 7.1(A)(vi)(a) shall not survive the Closing.

(b) Neither Seller nor MBCR has received written notice of any violation of law with respect to Hazardous Materials at the Other Properties.  The Other Properties do not contain any Hazardous Materials which might subject MBCR to any liability on or after the date hereof.  None of the Other Properties violate any law with respect to Hazardous Materials in any material respect.

(vii)

(a) Neither Seller nor MBCR has received any written notice which remains outstanding from any governmental body having jurisdiction over the Property as to any violation of any building, fire, environmental, health or any governmental law or ordinance affecting the Property which might constitute a liability of MBCR at or after Closing, nor do Seller or MBCR have knowledge of any such violations.  This Section 7.1(A)(vii)(a) shall not survive the Closing.

(b) Neither Seller nor MBCR has received any written notice which remains outstanding from any governmental body having jurisdiction over the Other Properties as to any violation of any building, fire, environmental, health or any governmental law or ordinance affecting the Other Properties which might constitute a liability of MBCR at or after Closing, and no such violations exist for which Seller or MBCR may become liable.

(viii)                        On or before the Closing Date, all expenses of the Other Properties shall have been paid current or the liability therefor shall have been assumed by the transferee owners of each of the Other Properties or the Seller.

(ix)                                MBCR shall have no liabilities as of the Effective Date, whether fixed or contingent, or arising subsequent to the Closing Date as a result of MBCR’s ownership and operation of the Other Properties, with the exception of the worker’s compensation claim described on Exhibit “F” attached hereto, for which MBCR and Seller are fully insured and for which Seller agrees to be liable in the event that its insurance fails to cover such claim, and with the exception of liabilities described in the MBCR Financial Statements, for which Seller shall be responsible.

(x)                                   At and after Closing MBCR shall not be subject to any liabilities or obligations pertaining to its prior ownership of the Other Properties, whether known or unknown, fixed or contingent, liquidated or unliquidated, except such as have been assumed by and will be paid by the transferees of the Other Properties.  MBCR has not received written notice of any litigation that is pending or threatened against MBCR and, to the knowledge of Seller and MBCR, no such litigation is pending or threatened.

(xi)                                As of the Effective Date, MBCR shall have no employees and MBCR shall have no liability to or with respect to any employee, including without limitation no obligations for salary, wages or benefits for any accrued vacation pay, sick leave, contributions to pension or profit-sharing plans, cafeteria plans or any other employee benefit whatsoever.

(xii)                             As of Closing, MBCR shall have filed all tax returns and paid all taxes theretofore due or payable.  Seller represents and warrants that for United States federal income tax purposes (and also, to the extent applicable, for all state and local income tax purposes) MBCR is and since its formation has been classified and properly characterized as an entity disregarded as separate from its owner under Treasury Regulation Sections 301.7701-2 and 301.7701-3, and that all tax returns, filings and elections made by MBCR and Seller to date have been consistent with said classification, and further (for avoidance of doubt) that MBCR is not and never has been classified or properly characterized as a corporation, as an association taxable as a corporation, or as a “publicly traded partnership” treated as a corporation under Internal Revenue Code Section 7704 or any similar tax law.

(xiii)                          MBCR holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on MBCR, and MBCR or Seller has delivered to Buyer an accurate list and description of all governmental licenses, franchises, permits and other governmental authorizations, including permits, titles, licenses, franchises and certificates, which, to Seller’s Knowledge, exist.  All of those licenses, franchises, permits and other governmental authorizations are valid, and MBCR has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.  MBCR has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in all licenses, franchises, permits and other governmental authorizations, and is not in violation of any of the foregoing except where such non-compliance or violation would not have a material adverse effect on MBCR.  This Section 7.1(A)(xiii) shall not survive the Closing.

(xiv)                         Except as otherwise set forth in this Agreement and the Exhibits hereto, (aa) all of the Leases are in full force and effect, (bb) not more than one (1) month’s rent under any of the Leases has been collected in advance, (cc) Seller is not in default under any of the Leases, (dd) Seller has not assigned or pledged the Leases or the rent due thereunder, and (ee) Seller has no obligation to provide any Tenant any allowances or credits except as set forth in the Leases.  Other than the Leases, there are no leases or occupancy agreements in force with respect to the Property.  As of the Effective Date, no Tenant is in default in any material respect under any Lease.  This Section 7.1(A)(xiv) shall not survive the Closing.

(xv)                            As of the Effective Date, neither Seller nor MBCR has actual notice, or has received from any Person any written notice, of any pending or threatened condemnation or similar proceeding and, to Seller’s knowledge, there is no change or proposed change in the route, grade, or width of, or otherwise affecting, and street or road that is contiguous to the Property or any portion of the Property or of pending public improvements in or adjoining the Property which will in any manner affect the Property.  This Section 7.1(A)(xv) shall not survive the Closing.

(xvi)                         As of the Effective Date, neither Seller nor MBCR has actual notice, or has received written notice, of any litigation that is pending or threatened with respect to the Property or MBCR which could affect the Property or MBCR upon or subsequent to the Closing, except for the worker’s compensation claim described on Exhibit “F”, which is fully insured and for which Seller agrees to be liable in the event its insurance fails to cover such claim.  This Section 7.1(A)(xvi) shall not survive the Closing.

(xvii)                      The rent roll and List of Security Deposits annexed hereto as Exhibit “E” (the “Initial Rent Roll and List of Security Deposits”) are true and accurate as of their date, and there are no Tenants at the Property as of the date of such rent roll except as set forth thereon.  There are no rent concessions presently in effect other than a rent-free occupancy agreement for                   square feet of space for a barbershop for the use and convenience of the Tenants and a rent-free occupancy agreement for               square feet of space for a café for the use and convenience of the Tenants..

(xviii)                   All payments due on or before Closing in respect of lease commissions for existing Leases, including commissions with respect to renewals or extensions thereof which have heretofore been exercised, are or will be paid current by Seller or MBCR at or before the Closing.

(xix)                           A correct and complete list of the Contracts which affect the Property is set forth on Exhibit “G” annexed hereto, and such Contracts have been delivered to Buyer.  On the Closing Date, all Contracts, except for those Buyer has elected not to have terminated in accordance with Section 4.6 hereof, shall be terminated and of no further force and effect, and any payments due thereunder shall have been paid by Seller.  Each of the Contracts are valid and in full force and effect, and, neither MBCR nor, to Seller’s Knowledge, the other party thereto is in default thereunder.

(xx)                              The schedule of Personal Property annexed hereto as Exhibit “H” contains a correct and substantially complete list of all Personal Property and fixtures owned by MBCR and located at or used in connection with the operation of the Property.  All Personal Property is owned by MBCR free from encumbrances or liens, or is the subject of a Lease.

(xxi)                           The Property is free and clear of all mechanics’ and materialmen’s liens and all work performed or materials furnished up to Closing which are or might become a lien against the Property shall be paid for or bonded off at or prior to the Closing, or an amount sufficient to pay for the same shall be escrowed with the Title Insurance Company at Closing.

(xxii)                        To Seller’s Knowledge, the Property does not contain any Hazardous Materials other than as set forth in any reports delivered by Seller to Buyer pursuant to the provisions of Section 4.1, or such limited quantities of substances used for cleaning and maintenance as are customarily used in the operation of office buildings such as the Property.  This Section 7.1(A)(xxii) shall not survive the Closing.

(xxiii)                     Neither Seller nor MBCR, nor, to Seller’s Knowledge, any Tenant at the Property is the subject of any existing, pending, threatened or contemplated bankruptcy, solvency or other debtor’s relief proceeding.  This Section 7.1(A)(xxiii) shall not survive the Closing.

(xxiv)                    Neither Seller nor MBCR has received any written notice which remains outstanding from any governmental body having jurisdiction over the Property as to any violation of any building, fire, environmental, health or other governmental law or ordinance affecting the Property, or any written notice which remains outstanding from any insurance company or inspection or rating bureau setting forth any requirements as a condition to the continuation to any insurance coverage on or with respect to the Property or the continuation thereof at the existing premium rates.  This Section 7.1(A)(xxiv) shall not survive the Closing.

(xxv)                       Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(xxvi)                    To Seller’s Knowledge, Seller is in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”), to the extent that noncompliance would have a material adverse effect on Seller’s ability to convey the Membership Interests or would cause Buyer to incur a liability.  For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto; and Seller:

(a)                                  is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(b)                                 has not been indicted or arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(c)                                  has not been determined by competent authority to be subject to the prohibitions contained in the Orders;

(d)                                 is not owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(e)                                  shall not assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities.

If prior to Closing, Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering (each, a “Triggering Event”), Seller shall immediately notify Buyer, but in no event later than five (5) business days after the occurrence of the Triggering Event.  In the event of a

Triggering Event, Buyer may terminate this Agreement upon written notice to Seller, whereupon the Deposit, shall be returned to Buyer, and neither party shall have any further obligation hereunder.  At Seller’s option, Seller shall have ten (10) business days after receipt of Buyer’s notice to remove such party from any interest in Seller.

(xxvii)                 Seller has delivered, or shall deliver within two (2) Business Days following the Effective Date, to Buyer copies of the following financial statements:  balance sheets and income statements, at and for each of the years ended December 31, 2000, 2001, 2002 and 2003, and for the nine-month period ended September 30, 2004 prepared by or on behalf of MBCR and all balance sheets and income and expense statements prepared in connection with the Property and Other Properties (such income and expense statements, but not such balance sheets, shall be prepared on a property by property or stand alone basis) (collectively, the “MBCR Financial Statements”).  Each of the MBCR Financial Statements is consistent with the books and records of MBCR (which, in turn, are accurate and complete in all material respects) and fairly presents MBCR’s financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in compliance with GAAP, consistently applied throughout the periods which are the subject of MBCR Financial Statements.  All books and records relating to operating income and expenses of the Property furnished or made available to Buyer by Seller concerning the operation of the Property shall be those maintained by Seller in regard to the Property in the normal course of business and  shall be true and correct in all material respects; all financial and operating statements and information to be delivered to Buyer shall to be current, correct and complete in all material respects, fairly present the results of operations for such periods, and have been prepared on a modified cash basis consistently applied since the beginning of the periods covered thereby.

(xxviii)              Seller has delivered, or shall deliver within two (2) Business Days following the Effective Date, to Buyer:

(a)                                  true and complete copies of all policies of insurance to which MBCR is a party or under which MBCR, is or has been covered at any time within two years preceding the date of this Agreement;

(b)                                 true and complete copies of all pending applications for policies of insurance;

(c)                                  any statement by the auditor of the MBCR Financial Statements with regard to the adequacy of such entity’s coverage or of the reserves for claims;

(d)                                 a written description of any self-insurance arrangement by or affecting MBCR, including any reserves established thereunder; any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by MBCR;

(e)                                  all policies to which MBCR is a party or that provide coverage to MBCR are valid, outstanding and enforceable;

(f)                                    MBCR has paid (or caused to be paid) all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any director thereof; and

(g)                                 MBCR has given notice to the insurer of all claims known by it to be insured thereby.

This Section 7.1(A)(xxviii) shall not survive the Closing.

(xxix)

(a) MBCR has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the ownership, management, maintenance and operation of the Property (collectively, “Laws”) and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability. This Section 7.1(A)(xxix)(a) shall not survive the Closing.

(b) MBCR has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the ownership, management, maintenance and operation of the Other Properties (collectively, “Laws”) and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability.

(xxx)                         For the purposes of this representation and warranty, the following terms shall have the meanings set forth herein:

(a) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law;

(b) “ERISA Affiliate” means any person or entity that, together with MBCR, would be, or was at any time, treated as a single employer under Code Section 414 or ERISA Section 4001;

(c) “Multiemployer Plan” means any employee pension benefit plan described in ERISA Section 3(37);

(d) “Pension Plan” means any employee pension benefit plan subject to Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan); and

(e) “Seller Pension Plan” means any Pension Plan that Seller or any ERISA Affiliate has sponsored, or any Multiemployer Plan to which Seller or any ERISA Affiliate has made contributions, at any time prior to the date of this Agreement.

The Seller Deliverables include a complete and accurate list of all Seller Pension Plans.  With respect to each Seller Pension Plan, the Seller Deliverables include true, correct, and complete copies of the most recent Forms 5500 and any attached financial statements and any related actuarial report.  Since 1974, neither MBCR, Seller nor any ERISA Affiliate has sponsored or maintained or had any liability (whether actual or contingent) with respect to any Pension Plan, other than the Seller Pension Plans, whether maintained by any of them or by any predecessor entity.  Seller, MBCR and each other ERISA Affiliate has no liability (whether actual or contingent) with respect to any Pension Plan other than the Seller Pension Plans.  With respect to each Seller Pension Plan:  (i) neither Seller nor any ERISA Affiliate has terminated or withdrawn or sought a funding waiver, and no facts exist that could reasonably be expected to cause such actions; (ii) no accumulated funding deficiency (under Code Section 412 and without regard to waivers) exists or has existed; (iii) no reportable event (as defined in ERISA Section 4043) has occurred; (iv) all costs have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices; (v) the assets of such Pension Plan, as of its last valuation date, exceeded its “Benefit Liabilities” (as defined in ERISA Section 4001(a)(16)); and (vi) since the last valuation date, there have been no amendments or changes to increase the amounts of benefits, except for an increase to certain retiree pension benefits, and, to the knowledge of Seller, nothing has occurred that would reduce the excess of assets over benefit liabilities in such plans.  There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any of the Seller Pension Plans.  Seller, MBCR and each other ERISA Affiliate has paid all amounts it is required to pay as contributions to the Seller Pension Plans through and as of the date of this Agreement.

(B)                                Each of the representations and warranties of Seller contained in this Section 7.1 (i) with respect to the Property only, is made subject to and is qualified by the information disclosed in the Due Diligence Materials; (ii) is made as of the Effective Date; (iii) to the extent set forth in Section 10.4(i) shall be deemed remade by Seller at the Closing Date; (iv) shall be true, in all material respects, as of the Closing Date, except to the extent such representations and warranties are qualified by any (a) separately stated material qualifiers, in which event such representations and warranties shall be true in all respects, or (b) changes permitted in this Agreement or otherwise approved in writing by Buyer; and (v) except as set forth herein, shall survive Closing.

Representations and Warranties of Buyer.

(A)                              Buyer hereby represents and warrants to Seller as follows:

Buyer is a Virginia limited liability company, duly organized, validly existing and in good standing under the laws of its organization.

As of the Effective Date, and, provided Buyer has not terminated this Agreement for any reasons permitted hereunder, at the Closing Date, this Agreement and all Closing Documents to which Buyer is a party (aa) are, and will be, duly authorized, executed and delivered by Buyer, (bb) do not, and will not, violate any provision of any agreement or judicial Order to which Buyer is a party or to which Buyer or any property owned by Buyer is subject and (cc) constitute (or in the case of Closing Documents will constitute) a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

No consents or approvals are required to be obtained from, and no filings are required to be made with, any Governmental Authority, lender, equity partner or other Person in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transaction contemplated hereby (other than any applicable filing requirements under federal or state securities laws.)

Each person executing and delivering this Agreement and all documents to be executed and delivered by Buyer at Closing has or will have due and proper authority to execute and deliver the same.

Buyer is not the subject of any existing, pending, threatened or contemplated (A) bankruptcy, solvency or other debtor’s relief proceeding, or (B) litigation or other judicial or administrative proceeding which challenges or could adversely affect Buyer’s right or ability to enter into this Agreement or to consummate the transactions herein contemplated.

(B)                                Each of the representations and warranties of Buyer contained in this Section 7.2 is made as of the Effective Date, and (ii) shall be deemed remade by Buyer, and shall be true in all material respects, as of the Closing Date.

TITLE and survey

On the Effective Date, Seller, if it has not already done so, shall provide to Buyer a copy of the current owner’s policy of title insurance for the Property (the “Title Policy”), if such Title Policy is in the possession of Seller or MBCR, and a copy of the most recent ALTA survey of the Property showing all Improvements thereon (the “Survey”), if such Survey is in the possession of Seller or MBCR.

Title.  At Closing, MBCR shall have good and marketable fee simple title to the Property, subject only to exceptions to title specifically permitted pursuant to this Section 8.1.  Buyer shall have until the Due Diligence Period Expiration Date to examine the condition of title.  If Buyer shall disapprove the condition of title, such disapproval shall be set forth in a written notice (a “Title Disapproval Notice”) given to Seller prior to the Due Diligence Period Expiration Date stating that the condition of title to the Property or any of the terms, provisions or contents of said items and documents are disapproved by Buyer.  Seller shall have until the date which is five (5) Business Days after the date of the applicable Title Disapproval Notice (the “Title Cure Expiration Date”) in which to cure or eliminate or agree to cure or eliminate all items which Buyer disapproves in the applicable Title Disapproval Notice, and to furnish evidence satisfactory to Buyer in its sole discretion that all such items have been cured or eliminated or that arrangements acceptable to Buyer in its sole discretion have been made with the Title Insurance Company and any parties in interest to cure or eliminate the same at or prior to the Closing.  If such evidence is not received and approved by Buyer in its sole discretion on or before the Title Cure Expiration Date (all exceptions to title set forth in any and all Title Disapproval Notices are herein called “Non-Permitted Exceptions”), then Buyer shall have the right by written notice delivered to Seller within two (2) Business Days after the applicable Title Cure Expiration Date (time being of the essence) to elect to terminate this Agreement and, upon such election, the Deposit shall be immediately refunded to Buyer and thereupon the Parties hereto shall have no further obligations one to the other under this Agreement (other than those that are expressly stated to survive the termination of this Agreement).  Notwithstanding anything contained herein to the contrary, Seller shall be obligated to cause to be removed from record at Seller’s sole cost and expense, only the following: (i) all Non-Permitted Exceptions which are caused by, result from or arise out of Seller’s failure to pay real estate taxes (or cause MBCR to pay such taxes), (ii) any lien, charge or encumbrance on the Property which secures a debt incurred by Seller or MBCR, including, but not limited to a mortgage or other security interest affecting the Property, (iii) all mechanic’s liens and materialman’s liens, unless bonded against so as not to be enforceable against the Property such that a bring-to-date title endorsement for the Property issued as of the Closing Date would not contain any exceptions for mechanic’s or materialman’s liens, and (iv) any Non-Permitted Exceptions that Seller shall have committed to cure in a written notice to Buyer.  (Any Non-Permitted Exception or lien, charge or encumbrance that Seller is required to remove from record pursuant to the immediately preceding sentence is herein called a “Seller Caused Non-Permitted Exception”.)  If Seller fails to remove any Seller Caused Non-Permitted Exception, Buyer, nevertheless, may elect (at or prior to the Closing) to consummate the transaction provided for herein subject to any such Seller Caused Non-Permitted Exception as may exist as of the Closing with a credit against the balance of the Purchase Price payable at the Closing equal to (y) the sum necessary to remove any such Seller Caused Non-Permitted Exception which can be satisfied by a liquidated amount and (z) the reasonably estimated reduction in the fair market value of the Property resulting from any Seller Caused Non-Permitted Exception which cannot be satisfied by the payment of a liquidated amount.  Any title exception other than a Seller Caused Non-Permitted Exception shall be deemed conclusively approved by Buyer if it is not set forth in a timely Title Disapproval Notice or if Buyer does send a timely Title Disapproval Notice but does not elect in writing to terminate this Agreement within the two (2) Business Day period following the related Title Cure Expiration Date.

Survey.  Buyer shall have until the Due Diligence Period Expiration Date to examine and approve or disapprove the Survey.  If Buyer shall disapprove the Survey, such disapproval shall be set forth in a written notice (a “Survey Disapproval Notice”) given to Seller prior to the Due Diligence Period Expiration Date stating that the Survey or any of the terms, provisions or contents of the Survey are disapproved by Buyer.  Seller shall have until the date which is five (5) Business Days after the date of the Survey Disapproval Notice (the “Survey Cure Expiration Date”) in which to cure or eliminate or agree to cure or eliminate all items which Buyer disapproves in the Survey Disapproval Notice, to the satisfaction of Buyer in its sole discretion, and to furnish evidence to Buyer that all such items have been eliminated from the Survey or that arrangements have been made with a surveyor to eliminate the same from the Survey or with the Title Insurance Company to insure over them at or prior to the Closing in a manner acceptable to Buyer in its sole discretion.  If such evidence is not received by Buyer on or before the Survey Cure Expiration Date (all items on the Survey set forth in the Survey Disapproval Notice being herein called “Non-Permitted Survey Exceptions”), then Buyer shall have the right by written notice delivered to Seller within two (2) Business Days after the applicable Survey Cure Expiration Date (time being of the essence) to elect to terminate this Agreement and, upon such election, the Deposit shall be immediately refunded to Buyer and thereupon the parties hereto shall have no further obligations one to the other under this Agreement (other than those that are expressly stated to survive the termination of this Agreement).  Notwithstanding anything contained herein to the contrary, Seller shall be obligated to cause to be removed from the

Survey, at Seller’s sole cost and expense, only those Non-Permitted Survey Exceptions which Seller shall commit to remove in a written notice to Buyer (each, a “Seller Removal Survey Exception”).  If Seller fails to remove any Seller Removal Survey Exception, Buyer, nevertheless, may elect (at or prior to the Closing) to consummate the transaction provided for herein subject to any such Seller Removal Survey Exception as may exist as of the Closing with a credit against the balance of the Purchase Price payable at the Closing equal to (y) the sum necessary to remove such Seller Removal Survey Exception which can be satisfied by a liquidated amount, or (z) the reasonably estimated reduction in the fair market value of the Property resulting from any Seller Removal Survey Exception which cannot be satisfied by the payment of a liquidated amount.  Any survey matter other than a Seller Removal Survey Exception shall be deemed conclusively approved by Buyer if it is not set forth in a timely Survey Disapproval Notice or if Buyer does send a timely Survey Disapproval Notice but does not elect in writing to terminate this Agreement within the two (2) Business Day period following the Survey Cure Expiration Date.

PRE-CLOSING OPERATIONS

Interim Operation of the Property.

(A)                              Seller hereby covenants that from and after the Effective Date and until the Closing, Seller shall:

(i)                                     Not permit MBCR to enter into any new Contracts or amend or (unless the contractor is in default) terminate any existing Contracts without the prior written consent of Buyer (except that such consent shall not be required with respect to Contracts to be terminated pursuant to Section 4.6 hereof), which consent may be withheld or denied in Buyer’s sole discretion.  From time to time prior to Closing, Seller shall (with reasonable promptness) provide Buyer with copies of all Contracts entered into by MBCR, with the Buyer’s consent, after the Effective Date affecting the Property, and all operating statements and other periodic reports relating to the Property (excluding Privileged Material) prepared by or delivered to MBCR and/or Seller after the Effective Date.

(ii)                                  Except for trash and consumables, not remove any fixtures, equipment, supplies or Personal Property owned by MBCR from the Property unless replaced prior to Closing with items of equal or better quality;

(iii)                               Not withdraw, settle or compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period subsequent to the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld.  All real estate tax refunds and credits received after the Closing attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer, after deducting and reimbursing Seller and Buyer for all of their respective expenses of obtaining an assessment reduction, which obligation shall survive the Closing;

(iv)                              Maintain in full force and effect the current casualty insurance policies covering the Property or equivalent replacement policies;

(v)                                 Collect rents on a current basis in accordance with past practices and not in advance;

(vi)                              Give Buyer notice of any actions commenced against Seller or MBCR which affect the Property;

(vii)                           Except for tenant improvements and emergency repairs payable at MBCR’s sole cost and expense, not enter into any commitment or agreement which would obligate Buyer or MBCR, or which would be cause for a lien on any part of the Property at Closing, or which would not be completed prior to Closing, for repairs, or construction of improvements upon or within the Property except those with respect to which Buyer’s written consent has first been obtained;

(viii)                        Perform, at Seller’s sole cost and expense and in accordance with Seller’s current practices and industry standard, all normal maintenance and repair in connection with the Property, including, without limitation, making repairs and replacements to any broken, defective or malfunctioning portions of the Property, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Property due to fire or other casualty, and manage and operate the Property in accordance with the terms of the Leases, all insurance policies and applicable federal, state, and municipal laws, ordinances and regulations; and

(ix)                                Until Closing, conduct the business of the Property in a normal businesslike and prudent manner.

(B)                                Except as otherwise provided in this Agreement or approved by Buyer in writing, from the Effective Date to the Closing Date, Seller shall cause MBCR, in the ordinary course and consistent with MBCR’s current practices and industry standard, (i) to negotiate with prospective Tenants and enter into new Leases on terms that Seller believes, in its good faith business judgment, to be at market rents and upon commercially reasonable terms (the “New Leases”) provided, however, that all New Leases, as well as all extensions, modifications or amendments to Existing Leases, shall be subject to Buyer’s prior written approval, which approval may be withheld in Buyer’s sole and absolute discretion, (ii) to enforce Leases and (iii) to perform landlord’s obligations under the Leases (other than Leases that have been or that are in the process of being terminated);

(C)                                Except as otherwise provided in this Agreement or approved by Buyer in writing, from the Effective Date through the Closing Date, Seller shall not permit MBCR to enter into any New Lease, or any extension, modification or amendment to any Existing Lease, or any agreement to (nor shall MBCR) create a lien, encumbrance, covenant or restriction on or affecting the Property without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole and absolute discretion with respect to any utility or similar easement necessary for the operation of the Property, and which shall be deemed granted if Buyer does not respond in writing to Seller’s request for consent within five (5) Business Days after Buyer’s receipt of such request.

Lease Enforcement.  Subject to the provisions of Section 9.1, prior to the Closing Date, Seller shall have the right, but not the obligation, to cause MBCR to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise; provided, however, that Seller shall not cause MBCR to seek to terminate any Lease without the prior written consent of Buyer, unless the failure to seek such termination would materially prejudice MBCR’s rights to enforce such Lease.

Lease Termination Prior to Closing.  Except as set forth in Section 5.1.4, the bankruptcy or default of any Tenant or the termination of any Lease or the removal of any Tenant by reason of a default by such Tenant (by summary proceedings or otherwise) or by operation of the terms of such Lease (including expiration) shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other Claim on the part of Buyer.  The termination in part of the lease between Reznick Fedder & Silverman, C.P.A.S., L.L.C. (“Reznick”) and MBCR (the “Reznick Lease”) shall not affect the obligations of Buyer under this Agreement in any manner, as Mercantile-Safe Deposit and Trust Company and Venable LLP each have entered into agreements with Reznick to assume portions of the premises currently leased under the Reznick Lease (with the exception of the approximately 10,763 square feet sublet by Reznick to Adelberg, Rudlow, Dorf & Hendler, LLC, which shall remain subject to the terms and conditions of the Reznick Lease) as set forth in greater detail in Section 15.19 and Exhibit J hereof..

Risk of Loss and Insurance Proceeds.

(A)                              The risk of loss or damage to the Property by fire or other casualty shall be borne by Seller.  However, Buyer shall be bound to purchase the Membership Interests for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon due to fire or other casualty, if:  i) the repair is completed prior to Closing or if such damage is not repaired but the cost to repair the Property is less than or equal to $1,000,000 as determined by the insurance carrier’s estimate of the cost to repair such loss or damage, and ii) none of the Tenants shall have terminated their Lease, or be entitled to terminate its Lease as a result of such loss or damage.  At Closing the proceeds of the insurance maintained by Seller covering the casualty (and not theretofore applied to costs of repair or restoration) shall be paid, credited or assigned to Buyer and Seller shall also pay or credit Buyer with the amount of any deductible with respect to such policies and any uninsured loss based solely on the insurance carrier’s estimate described in clause (i) of the preceding sentence, less any amount paid by Seller for repair or restoration.

(B)                                If the amount of the damage or destruction as described in this Section 9.5 exceeds $1,000,000 or any of the Tenants shall have terminated their Lease, or be entitled to terminate its Lease as a result of such loss or damage, then Buyer may, at its option to be exercised within ten (10) Business Days after becoming aware of the occurrence of the damage or destruction and receiving the estimate of the cost to repair the Property and a certified copy of MBCR’s insurance policies related to the Property, either terminate this Agreement or consummate the purchase.  If Buyer elects to terminate this Agreement, then the Deposit shall be immediately returned to Buyer and, thereupon, neither party shall have any further rights or obligations hereunder except to the extent set forth otherwise in this Agreement.  If Buyer elects to proceed with the Closing, then, pending the Closing, Buyer, and not Seller, shall alone have the right to cause MBCR (i) to adjust, compromise and settle with the insurance company(s) with respect to the insurance policies, and (ii) to settle, compromise and contest such award or proposed award relating to the Property, and Seller agrees to cooperate with Buyer with respect to the collection of any payments or awards or rights to payments or awards on behalf of MBCR.  If Buyer proceeds to Closing, the proceeds of any insurance covering the casualty or loss of future rents (and not theretofore applied to the costs of repair or restoration) shall be paid, credited or assigned to Buyer and Seller shall also pay or credit Buyer with the amount of any deductible with respect to such policies and any uninsured loss mutually agreed to prior to Closing (if no such mutual agreement is reached, Seller shall not owe any amount to Buyer for any such uninsured loss and Buyer can elect to terminate this Agreement or proceed to Closing, as described in this Section 9.4(B)) less any reasonable amounts paid by Seller for repair or restoration. The provisions of this Section 9.5(B) shall survive the Closing.

(C)                                If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to the Land or Improvements, and the same is not dismissed in a final determination for which all appeal periods have passed on or before ten (10) days prior to the Scheduled Closing Date, then Seller shall promptly notify Buyer thereof and Buyer shall be entitled to terminate this Agreement in which event, the Deposit shall be immediately returned to Buyer and neither party shall have any further rights or obligations hereunder except to the extent set forth otherwise in this Agreement.  In the event Buyer does not exercise its right to terminate this Agreement within said ten (10) day period, Seller shall assign and transfer to Buyer, at the Closing, all of Seller’s right, title and interest in and to any awards due Seller from the condemnation and Buyer shall be given credit against the Purchase Price for all awards received by Seller on account thereof prior to the Closing.  Seller shall not enter into any settlement of any condemnation proceedings or eminent domain award without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.  Nothing herein shall obligate Seller to appeal any condemnation or decision as to compensation resulting from condemnation; provided, Seller shall, upon request of Buyer, assign to Buyer all of Seller’s rights to appeal such decision in Seller’s name, if necessary, and Buyer may proceed with such appeal at Buyer’s sole cost, expense and risk.

(D)                               Notwithstanding anything in this Section 9.5 to the contrary, if the Property is damaged by fire or other casualty prior to the Closing and Seller reasonably believes that Seller can repair (or cause MBCR to repair) such damage prior to the Closing, then Seller shall have the absolute right to proceed with such repairs.  If Seller is unable to complete such repairs by Closing, Section 9.5(A) or 9.5(B), as applicable, shall apply to the repairs remaining to be completed.

Notifications.  Between the Effective Date and the Closing, Seller shall promptly notify Buyer in writing of any condemnation, environmental, zoning or other land-use regulation proceedings specifically relating to the Property of which Seller or MBCR receives written notice after the Effective Date, any written notices of violations of any legal requirements relating to the Property received by Seller or MBCR after the Effective Date, and any litigation of which Seller or MBCR receives written notice after the Effective Date that affects the operation of the Property.  It shall be a condition precedent to Buyer’s obligation to purchase the Membership Interests, that there shall be no litigation or proceeding pending at Closing having a potential material adverse effect upon the Property or Seller’s ability to convey MBCR to Buyer, except for (a) personal injury cases covered by MBCR’s insurance, subject to commercially reasonable deductibles, and (b) mechanic’s lien proceedings which have been bonded off, provided that in all such cases a title bring-to-date endorsement dated as of the Closing Date would not contain any exception for a mechanic’s or materialman’s lien.  Notwithstanding anything herein to the contrary, if Buyer does not terminate this Agreement on or before the Due Diligence Period Expiration Date, Buyer shall be deemed to have accepted the Property subject to and without adjustment for any pending or threatened litigation disclosed by Seller and MBCR prior to the Due Diligence Period Expiration Date.

CLOSING

Escrow Instructions.  Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Insurance Company, and this Agreement, as well as the Deposit Escrow Agreement, shall serve as the instructions to the Title Insurance Company as escrow agent for consummation of the purchase and sale contemplated hereby (“Closing”).  Seller and Buyer agree to execute such reasonable additional escrow instructions as may be appropriate to enable the Title Insurance Company to conduct Closing in accordance with the terms of this Agreement, provided, however, that in the event of any conflict between or among the provisions of this Agreement, the Deposit Escrow Agreement and/or any supplementary escrow instructions, the terms of this Agreement shall control.

Closing Date.  Closing shall be held commencing at 10:00 A.M. prevailing local time on December 13, 2004 or on any earlier date which is mutually acceptable to Seller and Buyer (“Scheduled Closing Date”).

Location.  The parties shall use their best effort to conduct Closing through the Title Insurance Company pursuant to the escrow instructions provided herein.  If Closing shall require in person attendance by the Parties, then such in person Closing shall be held on the Scheduled Closing Date at the offices of Buyer’s or Seller’s counsel, as the parties may decide.

Closing Documents.  At least one (1) Business Day prior to the Scheduled Closing Date, Seller shall execute and deposit into escrow with the Title Insurance Company fully executed counterparts of each of the following, in recordable form where applicable, and dated as of the Closing Date:

an assignment of membership interests assigning and conveying to Buyer 100% of the Membership Interests in MBCR, free and clear of all liens, claims and encumbrances (the “Assignment”), in the form attached hereto as Exhibit “B”.

a so-called non-imputation affidavit addressed to the Title Insurance Company in such form as the Title Insurance Company shall reasonably require (the “Non-Imputation Affidavit”),

resignation letters from all the officers and directors of MBCR, to be effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer,

an opinion from Gallagher Evelius & Jones LLP, counsel to Seller, in form and substance reasonably satisfactory to Buyer, confirming (a) the due incorporation of Seller, the corporate power of Seller, the due authorization, execution and delivery of this Agreement and the Closing Documents to which Seller is a party by Seller, non-contravention of agreements and law, all necessary consents being obtained, and the enforceability of this Agreement and such Closing Documents against Seller, (b) the due organization of MBCR, the due authorization and valid issuance of its membership interests, the record ownership of such interests, the absence of options, warrants and rights to purchase such interests or any preemptive rights in respect thereof, the noncontravention of agreements and law arising out of the transactions contemplated by this Agreement and that upon Closing, Buyer will own 100% of the outstanding membership interests in MBCR, free and clear of any claims of any third party, and (c) such other matters as Buyer may reasonably request, subject to usual and customary qualifications and based on counsel’s knowledge and on Seller’s and MBCR’s certification of facts material to the opinion, a FIRPTA Affidavit, in the form attached hereto as Exhibit “C”,

closing instructions, with attached settlement statement to be prepared by the Title Insurance Company, consistent with the terms of this Agreement (“Closing Instructions”),

a rent roll for the Property, certified by Seller to be true and correct as of a date no earlier than five (5) Business Days prior to the Closing Date,

any usual and customary affidavits and certificates required by the Title Insurance Company,

a certificate stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (or, with respect to representations and warranties separately qualified by materiality standards, true in all respects) as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 7.1 to reflect any changes resulting from actions made in compliance with Section 9.1) or identifying any representation or warranty which is not, or no longer is, true and correct in any material respect and explaining the change; provided, however, that (1) the representations and warranties set forth in clauses (i)-(v), (vi)(b), (vii)(b), (viii)-(xii), (xvii)-(xxi), (xxv)-(xxvii), (xxix)(b) and (xxx) of Section 7.1(A) (the “Permanent Representations”) may not be so identified by Seller as representations or warranties that are no longer true and correct, Seller hereby agreeing that if any of the Permanent Representations is not true and correct at the Closing,

Seller shall be deemed to be in breach of this Agreement and Buyer shall have all rights and remedies specified herein for such breach by Seller, and (2) if any of the other representations or warranties made by Seller in this Agreement is not true and correct in all material respects at Closing without change since the date hereof, except changes occasioned by acts, conduct and occurrences permitted under this Agreement, and changes which do not have a material adverse effect on the Property or the operations thereof, then Buyer may, by notice to Seller, elect to terminate this Agreement, in which event the Deposit shall be promptly returned to Buyer and, thereafter, this Agreement shall be deemed terminated and the parties hereto shall have no further liabilities to each other except to the extent expressly provided otherwise herein.  If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

the Mercantile Lease; and

any other instruments required by this Agreement.

Additional Seller Deliveries.  On or prior to the Closing Date, Seller shall deliver to Buyer at the Property to the extent in Seller’s or MBCR’s possession, the original counterparts of the Leases, Contracts, Licenses and Permits (if any), Books and Records and Warranties (if any), all Plans, operating manuals, brochures, marketing materials, advertisements, Tenant lease files, and other on-site files and records in the possession of Seller or MBCR and MBCR’s managing agent and utilized in connection with the operation and maintenance of the Land and Improvements; and all keys and combinations to all locks in the Improvements.

Buyer Closing Deliveries.  Not later than the Scheduled Closing Date, Buyer shall have complied with Section 11.11 and shall execute and deposit into escrow with the Title Insurance Company fully executed counterparts of each of the following:

a duly executed counterpart of the Assignment,

a duly executed counterpart of the Closing Instructions and settlement statement, and any other instruments required by this Agreement.

Closing Instructions.  At or prior to Closing, Buyer and Seller shall each execute and deposit in escrow with the Title Insurance Company such other instructions and documents as are reasonably required by the Title Insurance Company, on the Closing Date, to: (a) pay Seller the Purchase Price (after any adjustments or prorations made in accordance with Section 11), (b) record those Closing Documents (if any) to be recorded, and (c) close the escrow and consummate Closing in accordance with the terms hereof.

PRORATIONS; EXPENSES

Rents.  Rents, including, without limitation, common area maintenance charges, taxes, parking charges, operating costs escalations and all other sums payable by Tenants under the Leases (collectively, “Rents”), (subject, however, to Section 11.2 as to unpaid Rents); Real Estate Taxes and personal property taxes, including refunds with respect thereto; the current installment (only) of any improvement bond, assessment or charge that is a lien on the Property or that is pending and may become a lien on the Property; water, sewer and utility charges; amounts paid or payable by MBCR under any Contract that Buyer has not elected to have terminated pursuant to Section 4.6; annual permit fees, license fees and/or inspection fees (calculated on the basis of the period covered); and any other actually received income or prepaid expense relating to the operation of the Property and covering a time period which spans the Closing Date shall all be prorated as of 12:01 a.m. prevailing Eastern Time on the Closing Date, with Buyer deemed the owner of MBCR on the entire Closing Date.

Receivables and Collections.  Any pre-Closing delinquent Rents collected by Seller or Buyer after the Closing shall be applied as follows:  (i) first, to all months succeeding the Closing Month until paid up-to-date; (ii) second, to the Closing Month; and (iii) third, to all months preceding the Closing Month.  If Buyer receives said past due rents, Seller’s aforesaid share thereof shall be remitted by Buyer to Seller, provided such Tenant is otherwise current in its rent, and if Seller receives such past due rents, Buyer’s aforesaid share thereof shall be promptly remitted by Seller to Buyer.

Collection Efforts.  Buyer shall have no obligation after the Closing Date to collect any delinquent Rents that accrued prior to the Closing Date and Seller shall have the right to collect such delinquent Rents but under no circumstance shall Seller have the right to initiate, threaten or pursue eviction proceedings.

Security Deposits. Buyer (or MBCR) shall be solely obligated to the Tenants for the return of any security deposits under the Leases.  At Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to (i) all security deposits and accrued interest required to be available for return to the Tenants under the Leases, and (ii) all advance rent received by Seller from Tenants under the Leases for periods subsequent to the Closing.

Adjustments to Prorations.  In addition to the other provisions of this Article 11, the following shall apply:

Real Estate Taxes and personal property taxes, if any, shall be pro rated on the basis of the tax year in which the Closing occurs.  If the Closing shall occur before the Real Estate Tax rate for the apportionment period is fixed or known, the apportionment of Real Estate Taxes shall be on the basis of the real estate tax rate for the next preceding period applied to the latest assessed valuation and shall be adjusted when the final tax bill is available.

Water and sewer charges, as well as electricity, gas and steam charges, shall be pro rated on the basis of the most recent bills available, but if there are water, electric or gas meters on the Property, Seller, to the extent the same is obtainable, shall furnish a reading effective as of the date prior to the Closing Date, or if not so obtainable, to a date not more than thirty (30) days prior to the date prior to the Closing Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading.  Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment.  If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.  The provisions and obligations of the parties pursuant to this subparagraph (b) shall survive the Closing.

Any other funds that will inure to the benefit of or be refunded to MBCR after the Closing Date (e.g., utility deposits) shall be adjusted or prorated.

Any up-front “bonus” payments made in consideration of entering into any Contract shall be and remain the property of Seller.

Except as set forth in this Agreement, the customs of the county in which the Property is located shall govern prorations.

If such prorations result in a payment due Buyer, then the portion of the Purchase Price payable at Closing shall be reduced by such sum.  If such prorations result in a payment due Seller, then the same shall be paid to Seller at Closing in addition to the Purchase Price.  The parties hereto shall endeavor to prepare a schedule of prorations no less than five (5) days prior to Closing.

INTENTIONALLY OMITTED.

Post Closing Adjustments.  In the event accurate and complete prorations and adjustments cannot be made as of the Closing Date because current bills or statements are not available, the parties shall prorate on the basis of the best available information, and readjust within nine months following the Closing upon receipt of final bills and statements (including, without limitation, those related to common area maintenance charges and operating costs escalations).  In addition, if after the Closing Date an error or new information is discovered with respect to the prorations and adjustments made at Closing, the proration or apportionment shall be adjusted based upon the accurate or new information.  Also, at the request of either party made at any time after the Closing Date, there shall be a post-Closing apportionment with respect to any estimated prorations which were not reasonably susceptible of final determination at Closing.  Seller and Buyer shall cooperate with each other with respect to all such adjustments and prorations made after the Closing Date, and either party owing the other party a sum of money based on such subsequent prorations or adjustments shall promptly pay said sum to the other party.  The provisions and obligations of the parties pursuant to this Section 11.7 shall survive the Closing.

Proration Calculations.  Seller shall initially calculate the prorations contemplated by this Article 11 and present its calculations to Buyer, and Buyer shall be afforded the opportunity to review Seller’s underlying work papers pertaining to the preparation of proration calculations to determine the correctness of Seller’s calculations.

Closing Expenses.  Seller shall pay any recording fees for instruments required to remove Seller-Caused Non-Permitted Exceptions and Seller Removal Survey Exceptions.  Buyer shall pay the costs of any title report or search, any updating of the Title Policy and all endorsements thereto and of updating the Survey, all costs of any appraisal, engineering and environmental reports ordered by Buyer and any other filing, administrative or legal expenses payable by a buyer of limited liability company membership interests in Maryland including, without limitation, fees and charges of any lender providing purchase money financing to Buyer.  Seller and Buyer agree that they shall each be responsible for one-half of any transfer taxes (if any) that become payable with respect to the Property as a result of Buyer’s acquisition of the Membership Interests; provided, however, that Seller shall be solely responsible for any interest payments or penalties (if any) associated with any failure to pay such transfer taxes in a timely fashion.  Seller and Buyer agree that they shall each be responsible for one-half of the charges of the Title Insurance Company under the Deposit Escrow Agreement.  Seller shall pay the outstanding balances of any and all mortgages and the fees and charges, if any, of the holder thereof for providing discharges thereof at Closing.  Seller and Buyer shall each be responsible for paying their respective attorneys’ and other professional fees and costs.

Survival.  The obligations of Seller and Buyer under this Article 11 shall survive Closing.

Payment by Buyer.  On the Business Day prior to the Closing Date, Buyer shall wire to the Title Insurance Company, in immediately available funds, sufficient cash to enable the Title Insurance Company (a) to pay Seller the entire Purchase Price (as adjusted by the prorations, allocations, costs and credits set forth in this Agreement) by wire transfer of immediately available funds, to be received by Seller (at an account or accounts designated by Seller at least one Business Day prior to Closing) no later than 5:00 p.m., prevailing Eastern time, on the Closing Date, and (b) to pay those prorations, transfer taxes, recording costs, closing costs and similar sums payable by Buyer hereunder.

DEFAULT

Seller’s Default.  In the event of Seller’s failure to perform in any material respect any of its obligations hereunder (or, with respect to covenants or obligations separately qualified by materiality standards, failure to perform in any respect) or if any of the representations and warranties made herein by Seller (after giving effect to such changes and updates as are herein expressly permitted) are untrue in any material respect (or, with respect to representations and warranties separately qualified by materiality standards, untrue in any respect) (each event referred to in the foregoing provisions of this sentence is herein sometimes called a “Seller Default”), Buyer may either (i) seek specific performance of this Agreement or (ii) terminate this Agreement by written notice of termination to Seller and Title Insurance Company, whereupon the Deposit shall be returned by Title Insurance Company to Buyer promptly and Seller shall, on Buyer’s demand, tendered in reasonable detail to Seller within thirty (30) days after written notice of termination, reimburse Buyer for Buyer’s actual and reasonable out of pocket documented expenses incurred exclusively with respect to this transaction, and not any indirect, consequential or punitive damages, no “overhead” or similar charges, and no damages relating to lost profits or lost opportunity, which reimbursement shall not exceed $150,000; provided, however, that if Seller, prior to the termination of this Agreement, enters into an agreement with a third party to sell the Property or the Membership Interests and fails to close the purchase contemplated under this Agreement without the occurrence of any default by Buyer, Buyer shall thereafter be entitled to pursue all rights and remedies available under law or in equity, including all actual damages Buyer has suffered as a result of such Seller’s Default, exclusive of indirect, consequential or punitive damages.  The provisions of this Section 12.1 shall survive the Closing.  Buyer hereby waives its right to collect damages and all other remedies, except as provided in this Section, and agrees that the foregoing shall be Buyer’s sole and exclusive remedies in the event Buyer terminates this Agreement as a result of Seller’s Default, provided that the foregoing is not intended to limit Seller’s agreements or obligations under Section 15.5 (Attorneys’ Fees) or Article 11 (Prorations; Expenses) or Article 13 (Brokers), or any right or remedy of Buyer to recover the sums therein provided for (but no consequential damages) if Seller breaches any of such Sections.

Buyer’s Default.  Buyer recognizes that MBCR and the Property will be removed by Seller from the market during the existence of this Agreement and that, if Closing is not consummated because of a default by Buyer under this Agreement, Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit (including all accrued interest) as liquidated damages.  The Parties have agreed that Seller’s actual damages, in the event of a failure to consummate this sale due to Buyer’s default, would be extremely difficult or impracticable to determine.  After negotiation, the parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such event. Upon Seller’s receipt of the Deposit, this Agreement shall be terminated and thereupon the parties shall have no further obligations one to the other under this Agreement.  The Parties agree that the sum stated above as liquidated damages shall be the sole and exclusive relief to which Seller might otherwise be entitled as a result of the Closing not being consummated because of Buyer’s default under this Agreement, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Buyer’s default under this Agreement.  The foregoing is not intended to limit Buyer’s agreements or obligations under Sections 4.8, 15.5 or 15.15 or Articles 11 or 13, or any right or remedy of Seller to recover the sums therein provided for (but no consequential damages) in the event Buyer breaches any such Sections or Articles.

BROKERS

Seller and Buyer represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction and that there are no Claims or rights for brokerage commissions or finders’ fees in connection with the transaction contemplated hereby by any Person or entity other than Trammell Crow Services, Inc. (“Seller’s Broker”), which has been engaged by the Seller in this transaction and whose fees shall be the responsibility of Seller.  If any other Person brings a Claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such Person makes its Claim shall defend the other party from such Claim, and shall indemnify such other party and hold such other party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, reasonable attorneys’ fees and disbursements) incurred by it in defending against the Claim.  The provisions of this Section shall survive the Closing or, if the Closing does not occur, any termination of this Agreement.

INDEMNIFICATION

The Seller and Buyer agree as follows:

General Indemnification by Seller.  Seller covenants and agrees that it will indemnify, defend, protect and hold harmless Buyer at all times, from and after the Effective Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and reasonable expenses of investigation), in excess of $10,000 on an aggregate basis, incurred by Buyer as a result of or arising from:

(A)                              With respect solely to such representations and warranties that shall survive Closing as set forth in this Agreement, any breach of the representations and warranties of the Seller, set forth herein or on the schedules or certificates delivered in connection herewith;

(B)                                With respect solely to such covenants and agreements that shall survive Closing as set forth in this Agreement, any breach of any covenants or agreement on the part of the Seller under this Agreement; and

(C)                                Any liabilities (i) arising from or associated with the ownership, operation, or management of the Other Properties or (ii) arising out of the business or operations of MBCR at any time prior to the Closing Date (including, without limitation, any litigation disclosed on Exhibit F attached hereto).

Indemnification by Buyer.  Buyer covenants and agrees that it will indemnify, defend, protect and hold harmless Seller at all times from and after the Effective Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) incurred by the Seller as a result of or arising from (a) any breach by Buyer of its representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, (b) any breach of any agreement on the part of Buyer under this Agreement, or (c) all Claims arising from the ownership, operation and management of the Property and MBCR after the Closing Date.

Third Person Claims.

(A)                              Promptly after any party hereto (hereinafter the “Indemnified Party”) has received notice of or has knowledge of any claim, or of the commencement of any action or proceeding, by a Person not a party to this Agreement (a “Third Person”) that could give the Indemnified Party any right to assert a claim for indemnification hereunder, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 14.1 or 14.2 hereof (hereinafter the “Indemnifying Party”), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding.  Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof.

(B)                                The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, and further provided that the parties hereto comply with the condition in the first sentence of paragraph (E) of this Section 14.3. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party’s expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party’s possession or control. All Indemnified Parties shall endeavor to use the same counsel, which shall be the counsel selected by the Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest in the opinion of such counsel that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel and experts.

(C)                                After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the last sentence of subparagraph (B), or (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses.

(D)                               If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

(E)                                 All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party, at its sole discretion, otherwise agrees in writing. The parties hereto will make appropriate adjustments for any insurance proceeds in determining the amount of any indemnification obligation under this Article, provided that no

Indemnified Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

MISCELLANEOUS

Notices.  Except as otherwise provided in this Agreement, any notices required or permitted to be given hereunder shall be given in writing signed by the party giving the same and shall be deemed to have been properly given and shall be deemed effective (a) upon delivery, if delivered in person, (b) three days after deposit, if deposited in the United States mail, certified mail, postage prepaid, return receipt requested, (c) one Business Day after delivery to a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) on the date of transmission, if transmitted by electronic mail or by facsimile with machine generated confirmation of transmission (followed by hard copy delivered in accordance with preceding subsections (a)-(c)), and such notices shall be addressed as follows:

Seller:                                                                Mercantile Bankshares Corporation

Two Hopkins Plaza

Baltimore, Maryland 21201

Attention:  Mr. Ronald D. Mettam

Telephone:  (410) 237-5623

Fax: (410) 237-5869

E-mail: ron.mettam@mercantile.net

With a copy to:

Gallagher Evelius & Jones LLP

218 North Charles Street

Suite 400

Baltimore, Maryland 21201

Attention:  Stephen A. Goldberg, Esquire, and Philip F. Diamond, Esquire

Telephone: (410) 347-1343; (410) 347-1350

Fax: (410) 468-2786

E-mail: sgoldberg@gejlaw.com and pdiamond@gejlaw.com

Buyer:                                                             Harbor Group International, L.L.C.

555 East Main Street, Suite 1700

Norfolk, Virginia 23510

Attention:  T. Richard Litton, Jr., Executive Vice President and General Counsel

Fax:  (757) 640-0817

E-mail:  trlitton@harborg.com

With a copy to:

Whiteford, Taylor & Preston LLP

Seven Saint Paul Street

14th Floor

Baltimore, Maryland 21202

Attention:  Priscilla K. Carroll, Esquire

Telephone:  (410) 347-8797

Fax:  (410) 347-8731

E-mail:  pcarroll@wtplaw.com

Title Insurance Company:

LandAmerica Title Insurance Company

31 Light Street

Suite 500

Baltimore, Maryland  21202-1035

Attention:  Nancy Sacci, Esquire

Telephone:  (410) 752-7070

Fax:  (410) 752-7043

E-mail: nsacci@landam.com

or to such other address as either party may from time to time specify in writing to the other party; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof.  Personal delivery to a party or to any officer, partner, member, agent or employee of such party at said address shall constitute receipt.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt.  Notices may be given or received by attorneys for the parties hereunder.

Recording.  This Agreement shall not be recorded or otherwise filed or made a matter of public land or lien records and any attempt to record or file same by Buyer shall be deemed a default by Buyer hereunder.

Joint Undertaking.  In addition to the obligations expressly required to be performed hereunder by Seller and Buyer, each party agrees to cooperate with the other and to perform such other acts and to execute, acknowledge and deliver, prior to and after Closing, such other instruments, documents and materials as a party may reasonably request and as shall be necessary in order to effect the consummation of the transaction contemplated hereby; provided that no such other instrument, document or material shall either extend or enlarge the obligations of the non-requesting party beyond the express undertakings of this Agreement or shall require or could require the non-requesting party to make any payment or expend any funds which are not expressly provided for herein or which the requesting party shall not reimburse.  This Section shall survive Closing.

Whole Agreement; Amendments.  This Agreement and the Exhibits and Riders attached hereto set forth all of the agreements, representations, warranties and conditions of the Parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements, representations, warranties and conditions.  The Exhibits and Riders referred to herein constitute parts of this Agreement.  No alteration, amendment, modification or waiver of any of the terms or provisions hereof, and no future representation or warranty by either party with respect to this transaction, shall be valid or enforceable unless the same be in writing and signed by the party against whom enforcement of same is sought.

Attorneys’ Fees.  If either party hereto defaults in the performance of any of its obligations under this Agreement or if any dispute arises between the Parties hereto concerning the meaning, interpretation or enforcement of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay the reasonable costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs (including costs of any trial or appeal therefrom), expert witness fees and reasonable attorneys’ and paralegals’ fees and disbursements.

Assignment.  Buyer’s and Seller’s rights and obligations hereunder shall not be assignable, directly or indirectly or by operation of law, without the prior written consent of Seller or Buyer, as applicable; provided, however, that Buyer may assign its rights under this Agreement, without Seller’s prior written consent to such assignment, to any Affiliate of Buyer and, in the event of an assignment by Buyer to an Affiliate, Buyer shall be released from its obligations hereunder, effective upon completion of Closing.  Subject to the limitations described herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns (each a “Permitted Assignee”). The provisions of this Section shall survive the Closing.

Counterparts.  This Agreement may be executed by the parties hereto in any number of separate counterparts, all of which, when delivered, shall together constitute one and the same Agreement.

Holidays.  Wherever this Agreement provides for a date, day or period of time on or prior to which action or events are to occur or not occur, and if such date, day or last day of such period of time falls on a day which is not a Business Day, then same shall be deemed to fall on the immediately following Business Day.

Governing Law.  This Agreement and all issues arising hereunder shall be governed by the laws of the State of Maryland.

Waiver of Trial by Jury.  EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.  IN THE EVENT OF ANY JUDICIAL PROCEEDING UNDER THIS AGREEMENT, EACH PARTY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND AND WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY OBJECTION TO JURISDICTION OR VENUE THEREIN.

No Third Party Beneficiary.  Except and to the extent of provisions hereof that expressly deal with Seller Parties and Buyer Parties and the Affiliates of such parties, the provisions of this

Agreement are not intended to benefit any Person not a party hereto, and no person not a party hereto shall have any rights hereunder.

Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void in any respect, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.

Drafts not an Offer to Enter into a Legally Binding Contract.  The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property.  The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if each of Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all Exhibits and Riders hereto, and the Deposit Escrow Agreement, and the Title Insurance Company has also executed and delivered the Deposit Escrow Agreement.

Consents.  Unless otherwise provided, any consent, determination, election or approval required to be obtained, or permitted to be given, by or of any party hereunder, shall be granted, withheld or made (as the case may be) by such party in the exercise of such party’s sole and absolute discretion.

Confidential Information.  Buyer acknowledges that the transaction contemplated herein is of a confidential nature and shall not be disclosed except to Buyer’s consultants, investors, lenders, appraisers, attorneys, accountants, advisors, and affiliates, or as required by law or court order.  Except for information lawfully possessed by Buyer from other sources and information which is publicly available, Buyer agrees to treat any information provided by Seller, or its agents, or relating to Seller or the Property as confidential, preserve the confidentiality thereof, and not disclose, duplicate or use such information, except to Buyer’s advisors, consultants, investors, lenders, appraisers, attorneys, accountants and Affiliates in connection with the transaction contemplated hereby, or as required by law or court order.  In the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller (or, at Buyer’s option, destroy) all documents, work papers, and other material (including all copies thereof) obtained from Seller, or its agents, in connection with the transaction contemplated hereby, and Buyer shall instruct its employees and others who have had access to such information, to keep such information confidential.  The provisions of this Section shall survive any termination of this Agreement but not the Closing.  No party will make any public disclosure of the specific terms of this Agreement, except as required by law or the order of a court or an order to complete the Closing Documents.  Without limiting the generality of the foregoing, any press release or other public disclosure regarding this Agreement or the transaction contemplated herein, and the wording of same, must be approved in advance by both parties in writing.

Date of this Agreement; Effective Date.  Seller shall fill in the date of this Agreement on page 1 hereof as the date which is one Business Day after Seller delivers two (2) fully executed counterparts of this Agreement to an overnight delivery service for delivery to Buyer or Buyer’s attorneys.

Captions.  The Article and Exhibit headings herein are for convenience only, and are not to be used in determining the meaning of this Agreement or any part hereof.

Transaction as Sale and Purchase of Assets.  Seller and Buyer agree that they shall treat the transaction contemplated under this Agreement as a sale and purchase of assets for federal income tax purposes (and, to the extent available, for state, local, and other income tax purposes), as contemplated by Internal Revenue Service Revenue Ruling 99-5, 1999-1 C.B. 434, Revenue Ruling 99-6, 1999-1 C.B. 432, and, to the extent applicable, Revenue Ruling 2004-85, 2004-33 I.R.B.  Specifically, Buyer shall treat its purchase of the Membership Interests as Buyer’s purchase of MBCR’s assets from Seller in accordance with Internal Revenue Code Section 1001, and Seller shall treat Buyer’s purchase of the Membership Interests from Seller as Seller’s sale to Buyer of MBCR’s assets in accordance with Internal Revenue Code Section 1001.

Venable Lease; Reznick Lease.

(A)                              Venable LLP (“Venable”), pursuant to that certain Lease, dated as of May       , 2001, by and between Venable, as Tenant, and MBCR, as landlord (the “Venable Lease”), has an option to terminate the Venable Lease upon the satisfaction of certain conditions.  The current term of the Venable Lease runs through April 30, 2011.  The Mercantile Lease shall provide that, if Venable shall exercise the termination option described in this Section 15.19, Mercantile-Safe Deposit and Trust Company shall assume the Venable Lease (including without limitation any additional space leased by Venable pursuant to Section 15.19(B) below) and shall be liable for all of Venable’s obligations thereunder and entitled to all of Venable’s rights, except for the termination option.  At Buyer’s option, Seller shall cause Mercantile-Safe Deposit and Trust Company to execute a new lease or other instrument evidencing such assumption which shall set forth the terms of the lease through the balance of the Venable Lease term on the same terms as that of the Venable Lease.  Seller shall have the right, subject to Buyer’s approval, which approval shall not be unreasonably withheld, to cause Mercantile-Safe Deposit and Trust Company to sublet any or all of the space subject to the Venable Lease to such Person or Persons as it shall choose in its sole discretion (provided that no such sublease shall relieve Seller of its obligations under this Section 15.19), and Seller shall have the exclusive right to receive and retain the proceeds from any termination payment paid by Venable in connection with the exercise of the option described herein.

(B)                                Buyer acknowledges that, prior to the Due Diligence Period Expiration Date, Seller shall have the right, at its sole discretion, to cause MBCR to enter into an agreement with Reznick whereby MBCR will agree to modify the Reznick Lease so as to allow Reznick to vacate a portion (consisting of a total of approximately 38,914 square feet) of the premises currently leased under the Reznick Lease no later than January 15, 2005; provided, however, and as to be set forth in the Mercantile Lease, that Mercantile-Safe Deposit and Trust Company and/or Venable shall modify their respective written agreements with MBCR regarding their assumption of the premises currently leased under the Reznick Lease (excepting the approximately 10,763 square feet sublet by Reznick.to Adelberg, Rudow, Dorf & Hendler, LLC) so as to assume such premises (in whole either individually or collectively) upon Reznick’s vacating such premises on or before January 15, 2005.  Seller acknowledges that Venable and Mercantile-Safe Deposit and Trust Company shall assume rights and obligations under the Reznick Lease on the same terms as their respective Leases and any assumption of the Reznick Lease by Venable and/or Mercantile-Safe Deposit and Trust Company shall be coterminous with their respective Leases.

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

WITNESS:	SELLER:

MERCANTILE BANKSHARES CORPORATION

By:
Name:
Title:

BUYER:

HARBOR GROUP INTERNATIONAL, L.L.C.

By:
		Name:	T. Richard Litton, Jr.
		Title:	Executive Vice President and
General Counsel

[Signature Page to Membership Interests Purchase Agreement—MBC Realty, LLC]

EXHIBIT A

DESCRIPTION OF LAND

ALL THAT PARCEL OF LAND at the southeast corner of Baltimore Street and Hopkins Place, containing 1.37 acres of land, more or less, known as Development Area No. 12 – Charles Center Project, together with a perpetual easement for the construction, maintenance, operation and use of a private vehicular tunnel and ramp within a portion of the former bed of Hopkins Place (now closed), in Baltimore City, State of Maryland.

A-1

EXHIBIT B

FORM OF ASSIGNMENT

AGREEMENT OF ASSIGNMENT AND ASSUMPTION

(Membership Interests in MBC Realty, LLC)

This Agreement of Assignment and Assumption (the “Assignment”) is made this          day of          , 2004, by and between MERCANTILE BANKSHARES CORPORATION, a Delaware corporation (“Assignor”) and                              , a                              (“Assignee”).

Recital of Facts

WHEREAS, Assignor owns 100% of the outstanding membership interests (the “Membership Interests”) in MBC Realty, LLC, a Maryland limited liability company (the “Company”), pursuant to that certain Articles of Organization of the Company, dated as of          , 2004, and that certain Operating Agreement of the Company, dated as of          , 2004 (collectively, the “Operating Agreement”); and

WHEREAS, Assignor desires to convey the Membership Interests to Assignee.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and the agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.                                       Assignor does hereby assign, transfer and set over to Assignee all of Assignor’s right, title and interest in and to the Membership Interests, including, without limitation, (i) all right, title and interest of Assignor from time to time in and to the Company, (ii) all right, title and interest of Assignor pursuant to the Operating Agreement from time to time in and to all real and personal property and every other right, however characterized, now or hereafter held by the Company, and (iii) all of Assignor’s respective claims, rights, powers, privileges, security interests, liens and remedies under the Operating Agreement.  A true and complete copy of the Operating Agreement and all amendments thereto are attached as Exhibit A.

2.                                       Assignee hereby accepts the assignment and transfer from Assignor of the Membership Interests in the Company and assumes all liability of Assignor with respect thereto which pertains to the Membership Interests accruing on or after the date hereof.

3.                                       Assignor represents that (i) this Assignment has been duly authorized by all necessary corporate action and that this Assignment constitutes the legal, valid and binding obligation of Assignor, enforceable in accordance with its terms; (ii) Assignor is the sole member of the Company; (iii) no other person or party has any membership interest in the Company; (iv) the Membership Interests are not evidenced by a certificate of membership interest issued by the Company; (v) the Membership Interests are not subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable federal and securities laws); (vi) no third party has grounds for any claim (a) against the Membership Interests or (b) that it has any ownership interest in the Company; (vii) no person or entity is entitled to any preemptive rights with respect to the purchase or sale of any membership or ownership interest in the Company and there are no outstanding options, warrants or other rights, commitments or arrangements, written or oral, to purchase or otherwise to acquire any membership or ownership interest in the Company or any security directly or indirectly convertible into or exchangeable or exercisable for any membership or ownership interest in the Company; (viii) the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity; (ix) the Company is not a participant in any joint venture, partnership or other similar arrangement; (x) by virtue of this Assignment, Assignee will be admitted as the sole member of the Company in accordance with the terms and provisions of the Operating Agreement; (xi) Assignor owns of record and beneficially and hereby transfers the Membership Interests free and clear of all liens, claims and encumbrances; (xii) the Assignor has been given no notice of any default by any party in performing its obligations under the provisions of the Operating Agreement and, to the best of the Assignor’s knowledge, information, and belief, the Assignor is not in default in performing those obligations.

4.                                       Assignee hereby represents that this Assignment has been duly authorized by all necessary                               action and that this Assignment constitutes the legal, valid and binding obligation of Assignee, enforceable in accordance with its terms.

5.                                       This Assignment expressly incorporates the terms and conditions of Section 4.5 and Article 7 of that certain Membership Interests Purchase Agreement (the “Agreement”), dated as of October     , 2004, between Assignor and Harbor Group International, L.L.C. (of which Assignee is a permitted assignee pursuant to Section 15.6 of the Agreement) solely to the extent that such terms and conditions survive Closing (as such term is defined in the Agreement).  Assignee acknowledges that Section 4.5 is a material inducement to Assignor’s entry into the Agreement and this Assignment.  Assignor acknowledges that Article 7 is a material inducement to Assignee’s entry into the Agreement and this Assignment.

6.                                       The Assignor shall defend, protect, indemnify, and hold harmless the Assignee, from and after the Closing Date (as such term is defined in the Agreement), as set forth specifically in Section 14.1 of the Agreement.

7.                                       The Assignee shall defend, protect, indemnify, and hold harmless the Assignor against and from any and all liability, claim of liability, or expense arising out of: (a) any default by the Assignee in performing its obligations under the provisions of the Operating Agreement occurring after the Closing Date, and (b) as set forth specifically in Section 14.2 of the Agreement.  The Assignee, on behalf of the Company, also hereby releases any and all claims the Company has or may have against the Assignor, except to the extent inconsistent with Paragraph 6 hereof.

8.                                       Assignor and Assignee agree that this Assignment shall become effective as of the date hereof and upon its execution and delivery by each party.

9.                                       This Assignment will be construed under and governed by the laws of the State of Maryland, without giving effect to principles of conflict of laws of that state.

10.                                 Assignor hereby agrees to use commercially reasonable efforts to forward to Assignee any mail or notices it may receive on behalf of the Company.

11.                                 This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective legal representatives, successors and assigns.

12.                                 This Assignment may be executed in counterparts, each of which shall be deemed to be an original and each of which taken together shall constitute one and the same instrument.

[Remainder of Page Left Blank Intentionally]

[Signature Pages Follow]

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the day and year first above written.

ASSIGNOR:	MERCANTILE BANKSHARES
CORPORATION,
a Delaware corporation

By:
Name:
Title:

[Assignor’s Signature Page to Assignment of Membership Interests in MBC Realty, LLC]

ASSIGNEE:
a

By:
Name:
Title:

[Assignee’s Signature Page to Assignment of Membership Interests in MBC Realty, LLC)]

EXHIBIT C

Internal Revenue Code

Section 1445(b)(2)

Non-foreign Affidavit

(FIRPTA)

For purposes of Section 1445(b)(2) of the Internal Revenue Code, as amended, with respect to MERCANTILE BANKSHARES CORPORATION, a Delaware corporation (“Transferor”), the undersigned hereby certifies, under penalty of perjury, to                                         , a                                     that (i) Transferor’s United States taxpayer identification number is                                    ,  (ii) Transferor’s address is Two Hopkins Plaza, Baltimore, Maryland 21201, and (iii) Transferor is not a “foreign person”, within the meaning of said Section 1445(b)(2), as amended, and  is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). Transferor understands that this Affidavit may be disclosed to the Internal Revenue Service by the transferee, and that any false statement made herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Mercantile Bankshares Corporation.

Dated:
Name:
Title:

Sworn to and subscribed
before me this day
of , 2004.

Notary Public
My Commission Expires:

C-1

EXHIBIT D

INTENTIONALLY OMITTED

D-1

EXHIBIT E

RENT ROLL AND LIST OF SECURITY DEPOSITS

[To be delivered within 2 Business Days after the Effective Date]

E-1

EXHIBIT F

SCHEDULE OF LITIGATION

MBC Realty, LLC Schedule of Pending Workers Compensation Claims (Insured under coverage provided by Seller to its subsidiaries and affiliates)

1.               Murry, Charles – Shoulder sprain.  Occurred while loading data center paper on lift.  Date of injury: July 8, 2004.  Returned to work July 12, 2004.  Medical expenses and surgery.  Total anticipated payment of $8,000, of which $350 has been paid as of October 18, 2004.

F-1

EXHIBIT G

CONTRACTS

[To be delivered within 2 Business Days after the Effective Date]

G-1

EXHIBIT H

PERSONAL PROPERTY

[To be delivered within 2 Business Days after the Effective Date]

H-1

EXHIBIT J

MERCANTILE LEASE TERM SHEET

1.               All terms not defined herein shall have the meanings set forth in the Membership Interests Purchase Agreement between Mercantile Bankshares Corporation (“Mercantile Bankshares”) and Harbor Group International, L.L.C. (“Harbor Group”).

2.               A lease will be entered into by Mercantile-Safe Deposit and Trust Company (“Mercantile”) and MBCR prior to the Due Diligence Period Expiration Date, and shall be effective as of the date of Closing (the “Mercantile Lease”).  The terms and conditions of the Mercantile Lease, including rent for the entire Leased Premises (as defined in Section 3 below), shall be substantially the same as the terms and conditions in that certain lease between MBCR and Mercantile dated August 23, 2004, which lease was subsequently terminated on October 8, 2004; subject, however, to any matters to be renegotiated upon written notice from Buyer to Seller within five (5) Business Days of the Effective Date; provided, however, that (i) the term of the Mercantile Lease shall commence on the date of Closing and shall run for a term of ten (10) full calendar years and (ii) the rent for the Venable Space (as also defined in Section 3 below) shall be as set forth in Section 3.c. below.

3.               The “Leased Premises” under the lease shall include:

a.               All leased space currently occupied by Mercantile, specifically encompassing 150,651 SF of office space in the office tower on full or partial floors 1 through 12; 23,746 SF of back office space in the office tower and pavilion; and 3,270 SF of storage space.  Notwithstanding any current arrangements between Mercantile and Mercantile Bankshares or MBCR, Mercantile shall be responsible for expense reimbursements, including parking expenses, on the 23,746 SF of back office space in the office tower and pavilion and the 150,651 SF of office space in the office tower.

b.              Beginning no later than January 15, 2005, 28,423 SF of space on the 11th, 20th and 21st floors currently occupied by Reznick, Fedder & Silverman, L.L.C. (“Reznick”), which leased space is to be assumed and leased by Mercantile under the same terms and conditions as the Mercantile Lease (including without limitation rent).

c.               All space under that certain lease between Venable LLP and MBCR effective May, 2001, as amended (the “Venable Lease”), specifically encompassing:  121,708 SF of office space on floors 13 through 19; 7,161 SF of lower level space; 6,572 SF of storage space; and all space which Venable assumes or is obligated to assume from Reznick (approx. 11,780 square feet), under the same terms as the Venable Lease (all of such space collectively the “Venable Space”);

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provided, however, that Mercantile’s obligations with respect to leasing the Venable Space shall arise only in the event Venable LLP exercises its early termination option in the Venable Lease such that the term expires prior to its April 30, 2011 expiration date.  Mercantile shall have the right, subject to Harbor Group’s approval, which approval shall not be unreasonably withheld, to sublet any or all of the Venable Space to such Person or Persons as it shall choose in its sole discretion, and Mercantile Bankshares shall have the exclusive right to receive and retain the proceeds from any termination payment paid by Venable in connection with the exercise of the termination option described in the preceding sentence.  Any rent paid by Mercantile for Venable Space shall be paid at the rental rates set forth in the Venable Lease.

4.               All other lease terms and conditions shall be mutually agreeable to Mercantile Bankshares and Harbor Group.

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RIDER

DEPOSIT ESCROW AGREEMENT

LANDAMERICA TITLE INSURANCE COMPANY (“Escrowee”) agrees to hold in escrow pursuant to this Agreement, the sum of Five Hundred Thousand Dollars ($500,000) (which sum, together with the interest earned hereon, is herein referred to as the “Deposit”) to be deposited by HARBOR GROUP INTERNATIONAL, L.L.C., a Virginia limited liability company (“Buyer”) pursuant to a certain Membership Interests Purchase Agreement dated October        , 2004 (“Contract”), between Buyer and MERCANTILE BANKSHARES CORPORATION, a Delaware corporation (“Seller”), the provisions of which (including, without limitation, the defined terms) are hereby incorporated herein by reference.

The parties hereto agree as follows:

1.                                       Escrowee shall, immediately upon receipt of the Deposit, deposit same in an interest bearing, money market type escrow account with                                        .

2.                                       The Deposit shall be held by Escrowee until the earlier of (y) the Closing, or (z) such time as Seller or Buyer may be entitled to the Deposit in accordance with the Contract and this Agreement, at which time Escrowee shall remit the Deposit to the party entitled thereto in accordance with the Contract and this Agreement.  The Deposit shall be released or delivered to the party entitled thereto pursuant to the Contract with reasonable promptness after Escrowee shall have received notice:

(a)                                  from Seller and Buyer authorizing release of the Deposit, or

(b)                                 from Buyer at any time on or prior to the Due Diligence Period Expiration Date, or

(c)                                  from Seller authorizing the return of the Deposit to Buyer; or

(d)                                 of the occurrence of either of the following events:

(i)                                     the Closing, at which time the Deposit, subject to any prorations or adjustments made pursuant to Section 11 of the Contract, shall be paid to Seller and applied to the Purchase Price; or

(ii)                                  the receipt by Escrowee of a written notice from either Seller or Buyer stating that an event has

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occurred under the Contract entitling the party delivering such notice to the Deposit, whereupon Escrowee shall deliver written notice (the “Default Notice”) thereof to the other party and, unless such other party shall have delivered a written notice of objection to Escrowee within ten (10) days following receipt by such other party of the Default Notice, Escrowee shall deliver the Deposit to the party initially requesting the Deposit.

3.        (a)                         Escrowee is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same.  Escrowee shall be entitled to rely at all times on instructions given by Seller and/or Buyer, as the case may be and as required hereunder, without any necessity of verifying the authority therefor.  Notices given by Joseph N. Schaller, Esq. or Priscilla K. Carroll, Esq. of Whiteford, Taylor & Preston L.L.P., as counsel to and on behalf of Buyer, shall be deemed given by Buyer.  Notices given by Stephen A. Goldberg, Esq. or Philip F. Diamond, Esq. of Gallagher Evelius & Jones LLP, as counsel to and on behalf of Seller, shall be deemed given by Seller.

(b)                                 Escrowee shall not at any time be held liable for actions taken or omitted to be taken in good faith and without negligence.  Seller and Buyer agree to save and hold Escrowee harmless and indemnify Escrowee from any loss and from any claims or demands arising out of its actions hereunder other than any claims or demands arising (i) from Escrowee’s negligence or willful misconduct or (ii) under the Title Policy.

(c)                                  It is further understood by Seller and Buyer that if, as a result of any disagreement between them or adverse demands and claims being made by any of them upon Escrowee, or if Escrowee otherwise shall become involved in litigation with respect to the Contract or this Agreement, or if Escrowee shall determine in good faith that there may be an issue of fact or law as to the delivery of the Deposit, Escrowee may deposit the Deposit with a court of competent jurisdiction and/or in accordance with the order of a court of competent jurisdiction and in any such event, Seller and Buyer agree that they, jointly and severally, are and shall be liable to Escrowee and shall reimburse Escrowee on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of any such  litigation.  Seller and Buyer agree between themselves that each shall be responsible to advance one-half of all amounts due Escrowee pursuant to this Agreement, provided that any such advance by Seller or Buyer as a result of any dispute or litigation between them shall be without prejudice to its right to recover such amount as damages from the breaching party.

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(d)                                 In taking or omitting to take any action whatsoever hereunder, Escrowee shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall Escrowee be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of negligence or bad faith.  Escrowee may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without negligence in accordance with the advice of such counsel.

4.                                       Upon the satisfaction of the mutual obligations of the parties hereunder, Escrowee shall promptly submit for recording or filing, as applicable, all appropriate instruments delivered to it at the Closing.

5.                                       Escrowee shall have no right or obligation to approve any amendment to the Contract unless such amendment purports to affect the Escrowee’s rights or obligations hereunder.

6.                                       Escrowee shall not charge any title search or examination fees or fees in connection with its duties as escrow agent in connection with this transaction.

7.                                       This Agreement shall be governed by the laws of the State of Maryland.

Seller represents that its Federal Tax ID Number is 52-0898572.

Buyer represents that its Federal Tax ID Number is 54-1934716.

Escrowee represents that its wire transfer instructions are as follows:

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IN WITNESS WHEREOF, Buyer, Seller and Escrowee, for valuable consideration, each intending to be legally bound and to bind their respective successors and assigns, have caused this Agreement to be executed and delivered as of October        , 2004.

MERCANTILE BANKSHARES
CORPORATION

By:
Name:
Title:

HARBOR GROUP INTERNATIONAL,
L.L.C.

By:
Name:
Title:

LANDAMERICA TITLE INSURANCE COMPANY

By:
Name:
Title:

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